                                                                EXHIBIT 99.2





DOCUMENTS OF BNR BANCSHARES, INC. INCORPORATED BY REFERENCE:

1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993, as amended, including audited financial statements incorporated by reference therein from Annual Report to Stockholders.
2.      Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.
3.      Current Report on Form 8-K dated as of March 16, 1994.

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    10-KSB
            Annual Report Pursuant to Section 13 or 15 (d) of the
                   Securities Exchange Act of 1934 for the
                     Fiscal Year Ended December 31, 1993


               BNR Bancshares, Inc.                               0-11782
(Exact name of registrant as specified in its charter)        (Comm. File No.)

               Louisiana                                         72-0954582
    (State or other jurisdiction of                           (I.R.S. Employer
    Incorporation or Organization)                           Identification No.)

          107 East Main Street
             P. O. Box 250
          New Roads, Louisiana                                      70760
(Address of principal executive offices)                          (Zip Code)


Registrant's Telephone Number, including area code:             (504) 638-3791

Securities registered pursuant to Section 12(b) of the Act:          None
Securities registered pursuant to Section 12(g) of the Act:

                        Common Stock, $10.00 Par Value
                               (Title of Class)

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes  X    No
                                               ---      ---

         Check if there is no disclosure of delinquent filers in response to
Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of Registrant's knowledge, in definitive Proxy or information statements incorporated by reference in Part III of this Form
10-KSB, or any amendment to this Form 10-KSB.     X
                                                 ---

         State issuer's revenues for its most recent fiscal year. $10,131,339

         State the aggregate market value of the voting stock held by non-affiliates* of the registrant as of January 31, 1994: $15,094,847 (275,102 Shares @ $54.87 per Share)

         Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Common stock $10 Par Value, 326,218 shares outstanding as of March 31, 1994.

                     Documents Incorporated by Reference


              Document                                  Part of Form 10-K
              --------                                  -----------------

Annual Report for Fiscal Year Ended                     Part I and Part II
  December 31, 1993

  *For purposes of the computation, shares owned by executive officers, directors and 5% shareholders have been excluded.

                                 10-KSB Index

                                    Part I

Item 1     Description of Business....................................   1
           Supplemental Financial Information:
             Average Balance Sheets and Interest Yield Analysis.......   6
             Interest Differential....................................   7
             Investment Portfolio.....................................   8
             Loan Portfolio...........................................   9
             Non-Performing Loans.....................................  10
             Summary of Loan Loss Experience..........................  11
             Deposits.................................................  12
             Return on Equity and Assets..............................  13

Item 2     Description of Properties..................................  13

Item 3     Legal Proceedings..........................................  14

Item 4     Submission of Matters to a Vote of Security Holders........  14

                                   Part II

Item 5     Market for the Registrant's Common Stock and Related
             Security Holder Matters..................................  15

Item 6     Management's Discussion and Analysis of Financial
             Condition and Results of Operations......................  16

Item 7     Financial Statements and Supplementary Data................  26

Item 8     Changes in and Disagreements with Accountants on
             Accounting and Financial Disclosure......................  26


                                   Part III

Item 9     Directors and Executive Officers of the Registrant.........  27

Item 10    Director and Executive Compensation........................  30

Item 11    Security Ownership of Certain Beneficial Owners
             and Management...........................................  31

Item 12    Certain Relationships and Related Transactions.............  33

                                   Part IV

Item 13    Exhibits, Financial Statement Schedules and Reports
             on Form 8-K..............................................  34

           Signatures.................................................  35

                                    Part I

Item 1.  Business
The Registrant
           BNR Bancshares, Inc., a Louisiana Corporation, (the "Corporation") was incorporated on March 17, 1982. At the annual meeting on May 4, 1982, the stockholders of the Bank of New Roads (the "Bank") approved a Merger Agreement by and among the Bank, the Corporation, and BNR Bank, an interim bank formed for the purpose of this transaction. On December 29, 1982, pursuant to the Merger Agreement, BNR Bank merged with and into the Bank with the Bank as the surviving bank and with stockholders of the Bank becoming shareholders of the Corporation on a share-for-share basis and the Corporation becoming the owner of all of the outstanding stock of the Bank. The reorganization was accounted for as a pooling-of-interest. The Corporation had no material transactions prior to December 29, 1982. The Corporation accounts for its investment in the Bank on the consolidated basis of accounting. The Bank is the Corporation's principal asset and primary source of revenue.

Proposed Merger
           On March 16, 1994, the Corporation entered into a nonbinding letter of intent and a memorandum of understanding (the "Letter) with First Alabama Bancshares, Inc. ("First Alabama"), a bank holding company with its principal office in Birmingham, Alabama, pursuant to which the Corporation will merge with and into First Alabama and the Bank will become a wholly owned subsidiary of First Alabama. The proposed merger is subject to various conditions, including the negotiation and execution of a definitive agreement, approval thereof by the Board of Directors and shareholders of the Corporation and by certain regulatory agencies. The Letter contemplates that the shareholders of the Corporation will receive for each share of the Corporation's Common Stock held by them shares of First Alabama common stock valued at $26,000,000.00, subject to adjustment under certain circumstances. If the merger is consummated, the Bank is expected to continue to be operated by current management of the Bank as a first tier subsidiary of First Alabama until combined with other banking subsidiaries of First Alabama operating in Louisiana.

The Bank
           The Bank of New Roads was incorporated under the laws of the State of Louisiana on October 2, 1899. The Bank's securities consist of one class, common stock, of which all of the 168,750 outstanding shares were held by its parent, the Corporation as of December 31, 1993.

           The Bank presently has a main office at 107 East Main Street, New Roads, Pointe Coupee Parish, Louisiana, and five branch offices. One branch is located in Morganza, Pointe Coupee Parish, Louisiana; the second branch on Hospital Road, New Roads, Pointe Coupee Parish, Louisiana; the third branch in Lakeland, Pointe Coupee Parish, Louisiana; the fourth branch in Livonia, Pointe Coupee Parish, Louisiana; and the fifth branch in Baton Rouge, E. Baton Rouge Parish, Louisiana. These branches were approved on May 9, 1964; February 19, 1974; March 28, 1977; November 19, 1981; and August 4, 1992, respectively, by the Commissioner of Financial Institutions of the State of Louisiana and the Federal Deposit Insurance Corporation.

           The Bank conducts primarily the same business operations as a typical independent commercial bank, with special emphasis in retail banking, including the acceptance of checking and savings deposits, and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. In May of 1980 the Bank amended its charter and began a trust department. As of December 31, 1993, the bank has no trust agreements. It also offers, among other services, travelers' cheques, safe deposit boxes, note collection escrow and other customary bank services to its customers. In addition, the Bank offers drive-up services. The Bank of New Roads is insured under the Federal Deposit Insurance Act; but like most state chartered banks of its size in Louisiana, it is not a member of the Federal Reserve System.

           The three main areas in which the Bank has directed its lendable assets are (1) real estate loans; (2) loans to individuals for household, family and other consumer expenditures; and (3) loans for commercial, financial and agricultural purposes. As of December 31, 1993, these three categories accounted for approximately 63%, 13% and 24%, respectively, of the Bank's loan portfolio.

           With the exception of the deposits of municipalities and other governmental agencies mentioned below, the Bank's deposits are attracted primarily from individuals and small business-related sources whose average deposit balances are relatively small. This tends to reduce the potential for the loss of a substantial amount of deposits by the withdrawal of a relatively small number of depositors. In addition to these small deposits, however, the Bank holds substantial amounts of deposits from several municipalities and other governmental agencies. The deposit balances of all states and municipalities, were $20,663,000 at December 31, 1993. Consequently, these depositors are considered by management to be of material importance to the Bank. Management has no reason to believe that these deposit balances will substantially decrease. In connection with the deposits of municipalities and other governmental agencies and entities, the Bank is generally required to pledge securities to secure such deposits (except for the first $100,000 of such deposits, which is insured by the Federal Deposit Insurance Corporation).

           As of December 31, 1993, the Bank had a total of 2,958 accounts representing demand deposits with a balance of $9,180,828; 1,895 Now accounts with a balance of $36,553,267; 567 money market accounts with a balance of $13,522,451; 2,473 savings accounts with a balance of $9,302,409; 2,355 time deposit accounts with a balance of $50,910,080. There are no securities held by the Bank that are subject to repurchase agreements.

           The Bank holds no patents, registered trademarks, licenses (other than licenses required to be obtained from appropriate bank regulatory agencies), franchises or concessions. There has been no significant change in the kinds of services offered by the Bank during the last three fiscal years.

           The Bank has not engaged in any research activities relating to the development of new services or the improvement of existing services except in the normal course of business activities. The Bank presently has no plans for any new line of business requiring the investment of a material amount to total assets.

           Most of the Bank's business originates from within Pointe Coupee and E. Baton Rouge Parishes, Louisiana; however, some business is obtained from contiguous parishes. There has been no material effect upon the Bank's capital expenditures, earnings, or competitive position as a result of federal, state, or local environmental regulations.

Competition
           The banking business in Louisiana, and specifically in the market areas served by the Bank of New Roads, is highly competitive with respect to both loans and deposits. The Bank competes for deposits principally with other commercial banks, savings and loan associations, and credit unions. In addition, other entities (both governmental and private industry) seeking to raise capital through the issuance and sale of debt and equity securities, also provide competition for the Bank of New Roads in the acquisition of deposits.

           With regard to loans, Bank of New Roads competes with banks, savings and loan associations, insurance companies, mortgage companies, and other lending institutions, including credit unions.

           Recently enacted federal legislation has broadened significantly the powers of savings and loan institutions with the result that such institutions may now engage in certain activities formerly permitted only to banks. The Bank has experienced no major effects from this legislation at this time.

           In the Bank's primary market area, there are two other banks aggressively pursuing loans, deposits and other accounts. Below is a list of Pointe Coupee Parish banks with their total deposits and assets as of December 31, 1993.


       Name                                 Deposits              Assets
       ----                                 --------              ------
Bank of New Roads                        $119,469,000         $136,718,000
Team Bank and Trust Co.                    39,875,000           43,503,000
Peoples Bank and Trust Co.                 29,289,000           32,809,000

Employees
           The Bank has approximately 62 full time employees. Management considers its relationship with the employees to be good.

Supervision and Regulation
           The Bank is subject to regulation and regular examination by the Federal Deposit Insurance Corporation. Applicable regulations relate to reserves, investments, loans, issuance of securities, the level of capital, establishment of branches and other aspects of its operations. The Federal Deposit Insurance Corporation may initiate sanctions and other administrative proceedings for failure to comply with current regulations and may cease deposit insurance.

           The Corporation is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "Act"), as amended, and is thereby subject to the provisions of the Act and to regulation by the Board of Governors of the Federal Reserve System (the "Board").

           The Act requires the Corporation to file with the Board an annual report containing such information as the Board may require. The Board is authorized by the Act to examine the Corporation and all of its activities.
The activities that may be engaged in by the Corporation and its subsidiaries are limited by the Act to those so closely related to banking, managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is a proper incident to banking, managing or controlling banks, the Board must consider whether its performance by an affiliate of a holding company can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

           The Board has adopted regulations implementing the provisions of the Act with respect to the activities of bank holding companies. Such regulations reflect a determination by the Board that the following activities are permissible for bank holding companies: (1) making, for its own account or for the account of others, loans such as would be made, for example, by a mortgage, finance or factoring company; (2) operating as an industrial bank; (3) servicing loans; (4) acting as a fiduciary; (5) acting as an investment or financial adviser, including acting in such capacity for a mortgage investment trust or real estate investment trust; (6) leasing personal or real property, where the lease is to serve as the functional equivalent of an extension of credit to the lessee of the property; (7) investing in community welfare corporations or projects; (8) providing bookkeeping and data processing services for a bank holding company and its subsidiaries, or storing and processing certain other banking, financial, or related economic data; (9) acting as an insurance agent, principally insurance issued in connection with extensions of credit by the holding company or any of its subsidiaries; (10) underwriting credit life and credit accident and health insurance related to extensions of credit; (11) providing courier services for documents and papers related to banking transactions; (12) providing management consulting, advice to non-affiliated banks; (13) selling money orders, travelers cheques and U.S. Savings Bonds; (14) performing real estate appraisals; (15) arranging commercial real estate equity financing; (16) conducting securities brokerage and margin lending activities; (17) underwriting and dealing in government obligations, including certain money market instruments; (18) providing foreign exchange advice and transactional services; and (19) acting as futures commission merchants. In each case, the Corporation must secure the approval of the Board prior to engaging in any of these activities.

           Whether or not a particular non-banking activity is permitted under the Act, the Board is authorized to require a holding company to terminate any activity or divest itself of any non-banking subsidiary if in its judgment the activity or subsidiaries would be unsound.

           Under the Act and the Board's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of any property or services.

           In addition to the limitations of Louisiana law with respect to the ownership of banks, as described below, the ownership or control of voting shares of a second bank by a bank holding company such as the Corporation is restricted by the Act unless the prior approval of the Board is obtained. The Act prohibits the Board from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's subsidiaries are principally conducted, unless such an acquisition is specifically authorized by statute of the state in which the bank whose shares are to be acquired is located.

           Under the Louisiana Bank Holding Company Act of 1962, as amended (the "Louisiana Act"), one-bank holding companies are authorized to operate in Louisiana provided the activities of the non-banking subsidiaries are limited to the ownership of real estate and improvements, computer services, equipment leasing and other directly related banking activities. The Louisiana Act, as amended in 1984, authorizes multi-bank holding companies within the state. Louisiana Bank Holding Companies are permitted to acquire out-of-state banks and banks and bank holding companies, and out-of-state banks and bank holding companies are permitted to acquire Louisiana banks and bank holding companies. The State Commissioner of Financial Institutions is authorized to administer the Louisiana Act by the issuance of orders and regulations.

           Also during 1986, the Louisiana Legislature enacted a law allowing Louisiana banks to acquire banks within other parishes and operate them as branches.

Statistical Information
           The following data contains information concerning the business and operations of the Corporation and its subsidiary. This information should be read in conjunction with the Financial Statements and Management's Discussions and Analysis of Financial Condition and Results of Operations.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY:
AVERAGE BALANCES AND INTEREST RATES
For the years ended December 31, 1993, 1992 and 1991

                                                                    1993                                    1992
                                                     -----------------------------------     -----------------------------------
                                                        AVERAGE                INTEREST         AVERAGE                INTEREST
ASSETS:                                                 BALANCE     INTEREST     RATE           BALANCE     INTEREST     RATE
- -------                                              ------------- ----------- ---------     ------------- ----------- ---------
Earning Assets:
  Interest Bearing Deposits in Other Banks           $      -      $        42      - %      $      -      $       129      - %
  Federal Funds Sold and Securities Purchased
    under Resale Agreements                             3,617,739      102,566    2.84          2,890,977       98,147    3.39
  Investment Securities:
    Taxable                                            57,336,597    3,595,376    6.27         55,793,534    3,884,865    6.96
    Non-Taxable(1)                                      1,096,163       84,220    7.68          1,085,947      110,854   10.21
  Loans - Net(2)(3)                                    66,440,847    6,384,016    9.61         62,248,468    6,420,514   10.31
                                                      -----------   ----------   -----        -----------   ----------   -----
     Total Earning Assets                            $128,491,346  $10,166,220    7.91%      $122,018,926  $10,514,509    8.62%

  Allowance for Loans Losses                             (753,152)                               (685,300)
  Non-Earning Assets                                   11,176,931                              10,865,255
                                                      -----------                             -----------

     TOTAL ASSETS                                    $138,915,125                            $132,198,881
                                                      ===========                             ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
Interest Bearing Liabilities:
  Savings and Now Accounts                           $ 46,620,872  $ 1,078,485    2.31%      $ 38,501,740  $ 1,097,556    2.85%
  Insured Money Market Accounts and
    Certificates of Deposit                            66,099,629    2,271,326    3.44         68,802,254    2,888,416    4.20
  Federal Funds Purchased and Securities
    Sold under Repurchase Agreements                       32,877        1,010    3.07             41,277        1,335    3.23
                                                      -----------   ----------   -----        -----------   ----------   -----
     Total Interest Bearing Liabilities              $112,753,378  $ 3,350,821    2.97%      $107,345,271  $ 3,987,307    3.71%
                                                                    ----------   -----                      ----------   -----

  Non-Interest Bearing Demand Deposits                  9,264,788                               9,614,707
  Other Liabilities                                     2,155,334                               2,040,272
                                                      -----------                             -----------
     TOTAL LIABILITIES                               $124,173,500                            $119,000,250

  Stockholders' Equity                                 14,741,625                              13,198,631
                                                      -----------                             -----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $138,915,125                            $132,198,881
                                                      ===========                             ===========

Net Interest Income - Tax Equivalent Basis                         $ 6,815,399                             $ 6,527,202
Tax Equivalent adjustment(1)                                           (34,881)                                (35,443)
                                                                    ----------                              ----------
     Net Interest Income                                           $ 6,780,518                             $ 6,491,759
                                                                    ==========                              ==========

Interest Spread(1)                                                                4.94%                                   4.90%
                                                                                 =====                                   =====

Net Interest Income as a % of Total Earning Assets(1)                             5.30%                                   5.35%
                                                                                 =====                                   =====

                                                                    1991
                                                     ----------------------------------
                                                        AVERAGE                INTEREST
ASSETS:                                                 BALANCE     INTEREST     RATE
- -------                                              ------------- ----------- --------
Earning Assets:
  Interest Bearing Deposits in Other Banks           $    516,571  $    38,545   7.47%
  Federal Funds Sold and Securities Purchased
    under Resale Agreements                             7,254,830      403,041   5.56
  Investment Securities:
    Taxable                                            52,254,459    4,355,934   8.34
    Non-Taxable(1)                                      4,681,256      393,052   8.40
  Loans - Net(2)(3)                                    55,956,777    6,181,708  11.05
                                                      -----------   ----------  -----
     Total Earning Assets                            $120,663,893  $11,372,280   9.43%

  Allowance for Loans Losses                             (686,346)
  Non-Earning Assets                                   10,672,500
                                                      -----------

     TOTAL ASSETS                                    $130,650,047
                                                      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
Interest Bearing Liabilities:
  Savings and Now Accounts                           $ 35,078,111  $ 1,604,050   4.58%
  Insured Money Market Accounts and
    Certificates of Deposit                            72,718,268    4,391,129   6.04
  Federal Funds Purchased and Securities
    Sold under Repurchase Agreements                            0            0    -
                                                      -----------   ----------  -----
     Total Interest Bearing Liabilities              $107,796,379  $ 5,995,179   5.57%
                                                                    ----------  -----

  Non-Interest Bearing Demand Deposits                  9,002,373
  Other Liabilities                                     1,817,443
                                                      -----------
     TOTAL LIABILITIES                               $118,616,195

  Stockholders' Equity                                 12,033,852
                                                      -----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $130,650,047
                                                      ===========

Net Interest Income - Tax Equivalent Basis                         $ 5,377,101
Tax Equivalent adjustment(1)                                          (127,292)
                                                                    ----------
     Net Interest Income                                           $ 5,249,809
                                                                    ==========

Interest Spread(1)                                                               3.86%
                                                                                =====

Net Interest Income as a % of Total Earning Assets(1)                            4.46%
                                                                                =====


(1) Tax Equivalent Basis - 34% 1993, 34% 1992, and 34% 1991
(2) Balances include non-performing loans
(3) Interest Income includes loan fees of $490,177, $386,729, and $210,817 for 1993, 1992 and 1991

INTEREST DIFFERENTIAL

For the years ended December 31, 1993 and 1992


                                                              1993 OVER 1992
                                                 ----------------------------------------
                                                           CHANGE
                                                      ATTRIBUTABLE TO            TOTAL
                                                 --------------------------    INCREASE
                                                     VOLUME         RATE       (DECREASE)
                                                 ------------  ------------  ------------
Interest Earning Assets:
  Time Deposits with Banks                       $       (44)  $       (43)  $       (87)
  Federal Funds Sold                                  22,478       (18,059)        4,419
  Investment Securities:
    Taxable                                          101,442      (390,931)     (289,489)
    Non-Taxable(1)                                       942       (27,576)      (26,634)
  Loans                                              415,738      (452,236)      (36,498)
                                                  ----------    ----------    ----------

     Total Interest Income                       $   540,556   $  (888,845)  $  (348,289)
                                                  ----------    ----------    ----------


Interest Bearing Liabilities:
  Savings and Now Accounts                       $   210,117   $  (229,188)  $   (19,071)
  Insured Money Market Accounts and
    Certificates of Deposit                         (361,860)     (255,230)     (617,090)
  Federal Funds Purchased                               (469)          144          (325)
                                                  ----------    ----------    ----------

     Total Interest Expense                      $  (152,212)  $  (484,274)  $  (636,486)
                                                  ----------    ----------    ----------

Net Interest Income                              $   692,768   $  (404,571)  $   288,197
                                                  ==========    ==========    ==========

                                                              1992 OVER 1991
                                                 ----------------------------------------
                                                           CHANGE
                                                      ATTRIBUTABLE TO           TOTAL
                                                 --------------------------    INCREASE
                                                    VOLUME         RATE       (DECREASE)
                                                 ------------  ------------  ------------
Interest Earning Assets:
  Time Deposits with Banks                       $   (24,141)  $   (14,275)  $   (38,416)
  Federal Funds Sold                                (195,047)     (109,847)     (304,894)
  Investment Securities:
    Taxable                                          272,601      (743,670)     (471,069)
    Non-Taxable(1)                                  (334,467)       52,269      (282,198)
  Loans                                              674,059      (435,253)      238,806
                                                 -----------    ----------    ----------

     Total Interest Income                       $   393,005   $(1,250,776)  $  (857,771)
                                                  ----------    ----------    ----------


Interest Bearing Liabilities:
  Savings and Now Accounts                       $   128,580   $  (635,074)  $  (506,494)
  Insured Money Market Accounts and
    Certificates of Deposit                         (200,612)   (1,302,101)   (1,502,713)
  Federal Funds Purchased                                668           667         1,335
                                                  ----------    ----------     ---------

     Total Interest Expense                      $   (71,364)  $(1,936,508)  $(2,007,872)
                                                  ----------    ----------    ----------

Net Interest Income                              $   464,369   $   685,732   $ 1,150,101
                                                  ==========    ==========    ==========


(1) Tax Equivalent Basis - 34% 1993, 34% 1992 and 34% 1991

Note: The change in interest due to both volume and rate changes has been allocated equally between volume and rate.

Investment Portfolio
         The following tables show the year end composition of securities held to maturity, the carrying and approximate market values, and the weighted average yield at December 31, 1993 and 1992:

                                                                                 UNREALIZED
                                    CARRYING            MARKET               -------------------             WEIGHTED AVERAGE
                                     VALUE               VALUE               GAINS         (LOSS)                 YIELD
                                   --------             ------               -----         ------                --------
December 31, 1993:

Securities of Other U. S.
   Government Agencies           $17,543,802          $18,253,379        $  709,682     $     (105)               6.59%

Obligations of State and
   Political Subdivisions          1,368,877            1,442,827            73,950             (0)               4.68%

Other Securities                   3,067,343            3,063,506            11,735        (15,572)              11.27%
                                  ----------           ----------         ---------      ---------               -----
        Total                    $21,980,022          $22,759,712        $  795,367     $  (15,677)               6.34%
                                  ==========           ==========         =========      =========               =====

December 31, 1992:

Securities of Other U. S.
   Government Agencies           $50,211,937          $51,068,107        $  961,660     $ (105,490)               7.36%

Obligations of State and
   Political Subdivisions            216,884              216,160               302         (1,026)               6.45%

Other Securities                   9,740,552            9,777,191            81,906        (45,267)               8.60%
                                  ----------           ----------         ---------      ---------                -----
        Total                    $60,169,373          $61,061,458        $1,043,868     $ (151,783)               7.61%
                                  ==========           ==========         =========      =========               =====

         The following table shows the maturities of investment securities being held to maturity at December 31, 1993, and the weighted average yields of such securities.

(in thousands)                                                                 Securities Maturing
- ------------------------------------------------------------------------------------------------------------------------------------
                                                      After One            After Five
                                Within                But Within           But Within                      After
                               One Year               Five Years            Ten Years                    Ten Years
- ------------------------------------------------------------------------------------------------------------------------------------
                           Amount     Yield        Amount     Yield      Amount    Yield              Amount    Yield
- ------------------------------------------------------------------------------------------------------------------------------------
Securities of Other U.S.
  Government Agencies        $    0         0        $10,673    6.38%      $6,170     6.62%             $  701    9.60%

Obligations of State and
  Political Subdivisions          0         0            504    4.25          865     4.93                   0       0

Other Securities                  0         0              0       0          998     5.15               2,069    5.38
                              -----         -         ------    ----        -----     ----               -----    ----
        Total                $    0         0        $11,177    6.28%      $8,033     6.26%             $2,770    6.45%
                              =====         =         ======    ====        =====     ====               =====    ====

         The following table shows the year end composition of securities available for sale, the carrying and approximate market values, and the weighted average yield at December 31, 1993:

                                                                                  UNREALIZED
                                   AMORTIZED            MARKET               -------------------             WEIGHTED AVERAGE
                                     COST                VALUE               GAINS          (LOSS)                YIELD
                                   --------             ------               -----          ------               --------
December 31, 1993:

Securities of Other U.S.
   Government Agencies           $24,864,740          $25,247,189        $  384,224       $  (1,775)               5.56%

Other Securities                   9,678,282            9,625,370             7,493         (60,405)               5.96%
                                  ----------           ----------         ---------        --------               -----
        Total                    $34,543,022          $34,872,559        $  391,717       $ (62,180)               5.68%
                                  ==========           ==========         =========        ========               =====

         The following table shows the maturities of investment securities available for sale at December 31, 1993, and the weighted average yields of such securities.


(in thousands)                                                              Securities  Maturing
- -----------------------------------------------------------------------------------------------------------------------------------
                                                        After One            After Five
                                  Within                But Within           But Within                      After
                                 One Year               Five Years           Ten Years                     Ten Years
- ------------------------------------------------------------------------------------------------------------------------------------
                             Amount     Yield        Amount     Yield      Amount    Yield              Amount    Yield
- ------------------------------------------------------------------------------------------------------------------------------------
Securities of Other U.S.
  Government Agencies        $12,016     5.03%       $8,058     5.41%      $  707     10.04%            $ 4,084   6.63%

Obligations of State and
  Political Subdivisions           0        0             0        0            0         0                   0      0

Other Securities                   0        0             0        0        2,053      6.69               7,625   5.78
                              ------        -         -----     ----        -----     -----              ------   ----
        Total                $12,016     5.03%       $8,058     5.41%      $2,760      7.55%            $11,709   6.08%
                              ======     ====         =====     ====        =====     =====              ======   ====

*Tax Equivalent Basis - 34% 1993, 34% 1992


         Below is a summary of the securities held by the Corporation at December 31, 1993, that exceeded, in aggregate by issuer, 10% of Stockholders' Equity.

         None

LOAN PORTFOLIO
         An analysis of the loan portfolio at December 31, 1993 and 1992, is as follows:

                                                           1993                1992
                                                           ----                ----
Real Estate Loans - Construction                       $   734,356         $   310,559

Real Estate Loans - Mortgage                            40,445,911          38,173,659

Loans to Financial Institutions                               -                   -

Commercial, Financial and Agricultural                  15,392,462          16,333,646

Individual and Others                                    8,284,814           8,533,256
                                                        ----------          ----------

  Total Loans                                          $64,857,543         $63,351,120

Unearned Income                                           (115,124)           (102,914)

Allowance for Loan Losses                                 (833,902)           (708,207)
                                                        ----------          ----------

                                                       $63,908,517         $62,539,999
                                                        ==========          ==========

The amounts of total gross loans (excluding residential mortgages on 1-4 family residences and consumer loans) outstanding at December 31, 1993, based on remaining scheduled repayments of principal, due in (1) one year or less, (2) more than one year but less than five years and (3) more than five years, are shown in the following table. The amounts due after one year are classified according to sensitivity to changes in interest rates.


                                                                                      Loans Maturing
- -----------------------------------------------------------------------------------------------------------------------------------
                                               Within           After One But                   After
                                              One Year         Within Five Years               Five Years            Total
- -------------------------------------------------------------------------------------------------------------------------------
Commercial, Financial and Agricultural       $4,928,060            $6,041,363                  $4,423,040         $15,392,463

Real Estate - Construction                      692,246                42,110                        -                734,356
                                              ---------             ---------                   ---------          ----------
  Total                                      $5,620,306            $6,083,473                  $4,423,040         $16,126,819
                                              =========             =========                   =========          ==========


                                                                                Sensitivity to Changes in Interest Rates
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                Predetermined             Variable
                                                                                     Rate                   Rate
- -----------------------------------------------------------------------------------------------------------------------------------
Due after one year but within five years                                          $2,988,039             $3,095,434

Due after five years                                                               1,484,633              2,938,407
                                                                                   ---------              ---------
                                                                                  $4,472,672             $6,033,841
                                                                                   =========              =========

NON-PERFORMING LOANS
         Non-performing loans consist of loans placed on non-accrual of interest status and renegotiated loans that are not on non-accrual. It is the policy of the Bank to automatically place loans on non-accrual of interest status when the loan becomes past due as to principal or interest payments for 90 days. Student loans, which are government guaranteed, are not placed on non-accrual status. When a loan is placed on non-accrual status, interest accrued but not collected is usually reversed against interest income. Payments received on non-accrual loans are generally applied to principal first. Loans are not reclassified as accruing until interest and principal payments are brought current and future payments are reasonably assured.

         The following table presents information on the amount of non-performing loans at December 31, 1993 and 1992:


                                                       1993            1992
                                                       ----            ----

Loans accounted for on a non-accrual basis          $1,286,331       $662,529

Loans contractually past due ninety days or
  more as to principal or interest                      37,215         26,468

Loans whose terms have been renegoatiated to
  provide a reduction or deferral of interest or
  principal due to a deterioration in the
  financial position of the borrower                   116,005        118,284

Loans now current where there are serious doubts
  as to the ability of the borrower to comply
  with present loan repayment terms                       -              -
                                                     ---------        -------
                                                    $1,439,551       $807,281
                                                     =========        =======

The Bank recognized $40,077 and $22,908 in interest income during the years ended December 31, 1993 and 1992, relating to the above non-accrual loans. Had these loans been performing, approximately $130,828 and $67,547 of additional interest income, or a total of $170,905 and $90,455 would have been recognized in 1993 and 1992, respectively.

         The Bank has additional loans on an accrual basis which have been classified for regulatory purposes as special mention, substandard or doubtful. The classification of these loans does not result from trends or uncertainties which would have a material impact on future operating results. Also, management is not aware of any information which causes management to have serious doubts as to the ability of these borrowers to comply with the loan repayment terms.

SUMMARY OF LOAN LOSS EXPERIENCE

         The following table summarizes the allowance for loan losses:

                                                 Year Ended December 31,
                                               ---------------------------
                                                   1993            1992
                                                   ----            ----

Amount of loans Outstanding at End of Period   $64,742,419     $63,248,206
                                                ==========      ==========
Daily Average Amount of Loans                  $66,440,847     $62,248,468
                                                ==========      ==========

Balance of Allowance for Loan Losses at
  Beginning of Period                          $   708,207     $   678,242

Loans Charged Off: Commercial, Financial,
  and Agricultural                             $    69,075     $    92,144

Real Estate - Construction                            -               -
Real Estate - Mortgage                              13,350          52,973
Individual & Other                                 118,401          78,547
                                                ----------      ----------

Total Charge-Offs                              $   200,826     $   223,664
                                                ----------      ----------

Recoveries of Loans previously charged-off:
  Commercial, Financial, and Agricultural      $    44,427     $    62,952

Real Estate - Construction                            -               -
Real Estate - Mortgage                              17,946           9,637
Individual & Other                                  44,148          41,040
                                                ----------      ----------

Total Recoveries                               $   106,521     $   113,629
                                                ----------      ----------

Net Loans Charged Off                          $    94,305     $   110,035
Additions to Allowance Charged to Expense          220,000         140,000
                                                ----------      ----------

Balance at End of Period                       $   833,902     $   708,207
                                                ==========      ==========

Ratio of Net Charge-Offs to Total Loans
  Outstanding                                          .15%            .17%
                                                     =====           =====
Ratio of Net Charge-Offs to Average Loans
  Outstanding                                          .14%            .18%
                                                     =====           =====

     The provision for loan losses charged to operating expense represents an amount based on past loan loss experience and the quality of the loan portfolio. Additional amounts are added based on management's evaluation of current and anticipated economic conditions and their effect on the market served by the Company. The allowance for loan losses reflects an amount which, in management's judgment, is adequate to absorb potential loan losses.

     The allowance for possible loan losses has been allocated according to the type of loan described:


                            December 31, 1993           December 31, 1992
                          ------------------------   ------------------------
                                      PERCENT OF                 PERCENT OF
                                       LOANS IN                   LOANS IN
                                     EACH CATEGORY              EACH CATEGORY
                                       TO TOTAL                   TO TOTAL
                          ALLOWANCE     LOANS        ALLOWANCE      LOANS
                          ---------- -------------   ---------- -------------

Commercial, Financial,
  and Agricultural        $  197,908     23.73%      $  182,595     25.78%
Real Estate-Construction       9,442      1.13            3,472       .49
Real Estate - Mortgage       520,031     62.37          426,746     60.26
Individual & Other           106,521     12.77           95,394     13.47
                           ---------    ------        ---------    ------
   Totals                 $  833,902    100.00%      $  708,207    100.00%
                           =========    ======        =========    ======

DEPOSITS

     The average daily balances and average rates paid on deposits for the reported periods are listed below:


                                    1993                     1992
                          -----------------------  -----------------------
                             AVERAGE     AVERAGE      AVERAGE     AVERAGE
                             BALANCE    RATE PAID     BALANCE    RATE PAID
                          ------------  ---------  ------------  ---------

Non-Interest Bearing
  Demand Deposits         $  9,264,788      -  %   $  9,614,707      -  %

Savings and Now Accounts    46,620,872     2.31%     38,501,740     2.85%

Insured Money Market
  Accounts and
  Certificates of Deposit   66,099,629     3.44%     68,802,254     4.20%
                           -----------              -----------

                          $121,985,289             $116,918,701
                           ===========              ===========

     Maturities of time deposits of $100,000 or more at December 31, 1993, are summarized below:

3 Months or Less                                              $ 8,978,310
Over 3 Months through 6 Months                                  2,447,560
Over 6 Months through 1 Year                                      772,317
Over 1 Year                                                     2,656,838
                                                               ----------
                                                              $14,855,025
                                                               ==========
                                      12

RETURN ON EQUITY AND ASSETS
     The table below summarizes significant financial ratios for the years ended December 31, 1993 and 1992:

                                                  1993           1992
                                              ------------   ------------

Average Total Assets                          $138,915,125   $132,198,881

Average Stockholders' Equity                  $ 14,741,625   $ 13,198,631

Net Income                                    $  2,429,633   $  1,854,847

Earnings per Share-Common                     $       7.45   $       5.71

Cash Dividends Paid Per Share-Common          $       2.50   $       2.00

Return on Average Total Assets                        1.75%          1.40%

Return on Average Stockholders' Equity               16.48%         14.05%

Dividend Payout Ratio                                33.56%         35.01%

Average Equity to Average Assets                     10.61%          9.98%


Item 2.  Properties
     The Bank owns seven pieces of property, described below:
(a) The land where the main office of the Corporation and the Bank is located at 107 East Main Street, New Roads, Louisiana. This property includes a parking lot, containing 67 parking spaces. The office building is approximately 11,460 square feet. The cost of the property to the Bank was $162,500; construction cost of the building totaled $492,332. Due to the Bank's rapid growth, additional office space adjacent to the main office was purchased during 1984. The cost of the land and buildings was $233,273. Improvements and renovations of the additional space in 1986 was $79,841.

(b) The parcel of land where the Morganza, Louisiana, branch of the Bank is located, eleven miles north of the main office, was constructed in 1979 and contains approximately 3,216 square feet. The cost of the property and the building was $297,244.

(c) The Hospital Road Branch of the Bank is located in New Roads on Highway 3131, west of the Bank's main office. The cost of the land and the building was $172,551.

(d) The Bank's third branch is located in Lakeland, Louisiana, approximately twelve miles south of the Bank's main office. The branch building at this site cost $96,989, while the one acre parcel of land on which it is situated cost $500. In 1981 the bank remodeled the branch building increasing the available office space and drive-in facilities. The cost of the remodeling of this structure was $146,755.

(e) The Bank's fourth branch is located in Livonia, Louisiana, approximately twenty miles southwest of the Bank's main office. The cost of the branch building at this site was $288,481. The original parcel of land purchased for the Livonia Branch was purchased for $38,561, however the land was not suitable for the building and a second parcel of land was purchased. The second parcel of land is located approximately one half block northeast of the original site; the land was purchased for $72,404.

(f) Due to the Bank's drive-in facility being obsolete, in 1989 a new motor bank was constructed on existing bank property and is located at the corner of New Roads Street and Fifth Street. The cost of the building was $150,300.00.

(g) The Bank's fifth branch is located in Baton Rouge, Louisiana, approximately forty miles southeast of the Bank's main office. This facility was purchased from the Resolution Trust Corporation in August, 1992. It contains approximately 1,800 square feet. The cost of the land and the building was $165,000, and the cost of remodeling the structure was $43,000.


Item 3.  Legal Proceedings
     There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the Corporation or the Bank is a party or of which any of the property of either is the subject.

Item 4.  Submission of Matters to a Vote of Security Holders
     No matters were submitted to a vote of security holders of the Corporation during the fourth quarter of the year ending December 31, 1993.

                                    Part II

Item 5. Market for Registrant's Common Stock and Related Stockholder Matters The Corporation's stock is not listed on any securities exchange. Due to the lack of an established public trading market, BNR Bancshares, Inc. does not have the available information to furnish the high and low sales prices or the range of bid and ask quotations for its stock. However, based upon limited inquiries by management it is believed that the stock of the Corporation traded at the following amounts:

                                                    1993       1992
                                                   ------     ------

     First Quarter                                  $37.00     $20.00
     Second Quarter                                NO SALES    $29.00
     Third Quarter                                 NO SALES    $33.00
     Fourth Quarter                                 $44.00     $31.50

     Management is not aware of any negotiated sales of the Company stock in the second and third quarters of 1993. There can be no assurance that these limited inquiries adequately reflect the actual high and low bids or prices for the stock of the Corporation.

     The Corporation has 731 stockholders of record as of March 31, 1994.

Cash dividends of $2.50 and $2.00 per share were paid on the common stock for the years 1993 and 1992, respectively.


Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is management's discussion and analysis of the significant changes in income and expenses and related changes in financial position for the years 1993, 1992, and 1991. This information should be used in conjunction with the financial statements and the notes relating thereto.

FINANCIAL CONDITION
     Total assets for the Company as of December 31, 1993 were $136.7 million compared to $136.4 million as of December 31, 1992, a growth of $.3 million, or .2%. Deposits declined $1.1 million, primarily because of a reduction in public fund deposits. Loans increased $1.5 million, or 2.4%, primarily because of loans originated in the Bank's Baton Rouge operations. We entered the Baton Rouge market in 1991 by purchasing loans from the Resolution Trust Corporation at a net price of $10.5 million. We were able to expand on this portfolio in 1993 because we opened a branch facility in Baton Rouge in October, 1992.
Other interest-bearing assets decreased $1.0 million as a result of loan growth.
         Other Real Estate Owned by the Company decreased 81.8% in 1993 because of sales of properties. Net loan charge-offs were $94,305 or $15,730 less than the 1992 level. The Company's non-accrual loans increased by $624,000 or 94.2%. The growth was primarily in loans to farmers which are partially guaranteed by an agency of the U. S. Government. The provision for loan losses was increased by $80,000 because of the increase in the loan portfolio.

CAPITAL ADEQUACY
The following table summarizes certain of the Company's capital ratios at December 31, 1993.

                                        December       December    Minimum
                                           31,           31,      Regulatory
                                          1993          1992      Guidelines
                                        --------       --------   ----------

Risk-Based Capital Ratios
     Tier 1                               22.23%       19.09%       4.0%
     Tier 2                                1.21%         .99%         -
                                        --------     --------    ----------
        Total                             23.44%       20.08%       8.0%
                                        ========     ========    ==========

Leverage Ratio                            11.19%       10.34%     4.00-5.00

Total Stockholders' Equity
as of a % of Assets at End
of Period                                 11.37%       10.01%          -


The main source of capital for the Company continues to be the retention of earnings. The net increase in Stockholders' Equity during 1993 was $1,670,000, or an increase of 12.2% over 1992. This increase excludes the net unrealized gain on securities available for sale of $217,000. This net increase was the result of net income from the operations of the Company, less the payment of regular cash dividends of $816,000. Various regulatory authorities have attempted to reduce the number of bank failures by adopting Risk-Based Capital requirements for banks. These guidelines risk weight all of a bank's assets and off-balance-sheet activities. A bank's required capital is the risk-weighted total of its assets and off-balance-sheet activities multiplied by a specified capital percentage. As shown in the table, the Company's Risk-Based Capital ratios significantly exceed the minimum regulatory guidelines. Also shown in the table is the Company's Leverage Ratio, and the minimum standard is 4%. Depending on the judgment of various regulatory agencies, a greater leverage ratio, up to 5%, may be required based on the condition of the organization.

RESULTS OF OPERATIONS

Net Interest Income

         The primary source of earnings for the Company is net interest income, which is the difference between interest and fees generated from interest-earning assets and the interest costs associated with interest-bearing liabilities. For analytical purposes, net interest income is presented on a tax equivalent basis. Certain earning assets are exempt from income taxes, therefore a tax equivalent adjustment is included so that interest-earning tax exempt assets will be comparable with other earning assets. The primary factors that affect net interest income are the changes in volume and mix of earning assets and interest-bearing liabilities, along with changes in market interest rates. Interest rates declined significantly in 1993 and 1992. Total interest income for 1993 was $10.1 million as compared to $10.5 million for 1992, a $348,000 decrease. Loan balances increased from $63.2 million on December 31, 1992 to $64.7 million on December 31, 1993. The increase in loan balances was offset by declining interest rates to account for the change in interest income on loans. Interest expense on deposits was $3.3 million in 1993, a decline of $638,000 from 1992. Average interest-bearing deposits increased $5.4 million, or 5.0% in 1993, but this was offset by the decline in interest rates to account for the change in interest expense on deposits.

         Net interest income for 1993 was $6.8 million compared to $6.5 million in 1992 and $5.2 million in 1991. Net interest margin (net interest income divided by average interest-earning assets) was 5.30%, 5.35% and 4.46% for 1993, 1992 and 1991, respectively. Growth in the Company's average deposit base, loan portfolio, investment and money market portfolios combined with lower interest rates throughout the periods accounted for the fluctuations.

While the growth in net interest income is encouraging, interest margins, as indicated above, are narrowing, and as a result, net interest income could be adversely affected in the future.

Earning Assets
     Earning assets averaged $128.5 million for 1993, an increase of $6.5 million, or 5.3%, compared to the 1992 average of $122.0 million. The 1992 average represented an increase of $1.4 million, or 1.1% from the 1991 average of $120.7 million. For 1993 net loans averaged $66.4 million, a $4.2 million increase, or 6.8% over the balance reported in 1992. The average loan balances in 1992 increased $6.3 million, or 11.2% compared to the average balance in 1991. The Company purchased loans from the Resolution Trust Corporation in 1991 at a net price of $10.5 million.
     Investment securities averaged $58.4 million for 1993 and $56.9 million for 1992. The investment securities average for 1993 increased $1.5 million, or 2.64% over the 1992 average. During 1991, volatile mortgage-backed securities and zero coupon municipal bonds were sold. Also, various other municipal bonds were sold. These funds were invested primarily in U. S. Treasury securities and Securities of Other U. S. Government Agencies. This action was taken to improve the overall quality of the investment portfolio, to increase liquidity, and to take advantage of higher yielding investments as the Company's ability to realize the full benefit of its tax exempt income became limited.
     The Company's investment portfolio had an unrealized gain of $.8 million, or 3.6%, as of December 31, 1993, as compared to an unrealized gain of $.9 million, or 1.48%, as of December 31, 1992. These figures represent a point in time and can change depending on current market rates. The Company's strategy to improve the quality of the investment portfolio and declining interest rates contributed to the decline in the unrealized gain.

Interest-Bearing Liabilities
     Interest-bearing liabilities in 1993 averaged $112.8 million, an increase of $5.5 million, or 5.1%, as compared to the 1992 average. Interest-bearing liabilities in 1992 averaged $107.3 million, a decrease of $.5 million, or .4%, as compared to the 1991 level.
     Savings and NOW accounts averaged $46.6 million, an increase of $8.1 million, or 21.4% as compared to the 1992 average. Insured money market accounts and certificates of deposit decreased $2.7 million, or 3.9% from the 1992 average. The majority of the growth in average deposits for the past two years has been in New Roads-Based public funds. These deposits declined in the second half of 1993, and the Company anticipates that the trend will continue in 1994.

Allowance and Provision for Loan Losses
     An adequate level of the allowance for loan losses (reserve) is determined by reviewing the quality of the loan portfolio, actual loan loss experience and the current and anticipated economic conditions and their effect on the market served by the Company. The provision for possible loan losses is the amount charged to earnings in order to maintain an adequate level of allowance. Other significant factors considered in determining the levels of the provision and the reserve are the growth or decline in the loan portfolio, the composition of the portfolio, differing risks associated with each type of loans, the current and prospective financial condition of borrowers, and the level of past due and nonperforming loans. Management reviews the loan portfolio to identify potential losses and to determine that the level of reserve adequately reflects the potential loss exposure. Loans identified as problem credits are reviewed more frequently to determine potential changes in the reserve. Since actual losses may vary from current assessments, any necessary adjustments to the reserve are recorded in the periods in which they become known.
     The reserve totaled $833,902 at the end of 1993 as compared to $708,207 and $678,242 for 1992 and 1991, respectively. The balance in the reserve account reflects management's continued evaluation of the potential risk of the loans in the current portfolio. Loans purchased from the Resolution Trust Company were purchased with an average discount of approximately 7%.
Management believes that adequate provisions were made in those periods based on the review of the quality of the loans at year end. The reserve as a percentage of loans was 1.29% at year end 1993, 1.12% at year end 1992, and 1.15% at year end 1991. Management believes that the reserve is adequate to cover possible losses in the loan portfolio.
     The Company's net charge offs were $94,305, $110,035, and $125,133 for 1993, 1992, and 1991, respectively. The provision for loan losses was $220,000, $140,000, and $75,000, respectively. The amount of contributions to the provision reflects management's current evaluation of the reserve adequacy to cover potential loss exposure.

Other Income
     The decrease in other income of $26,000 was a result of a decline of $146,860 in the gains on sales of securities. Nontaxable securities whose value was diminished because of the Company's income tax position were sold in 1992 and 1991. Service charges on deposit accounts increased $62,000 in 1993. New fee schedules were implemented in 1993 and 1992 to partially offset the increase in federal deposit insurance. Other operating income increased $59,000 primarily because of a new product. The Company began offering mutual fund and annuity products to customers in February, 1993, under a rental and commission arrangement with another company.

Other Expenses
     In 1993 total other expenses decreased $260,000. Salary and employee benefits decreased by $65,000 in 1993. The Company eliminated nineteen fulltime positions in 1992 and 1991. Occupancy expense increased $45,000, primarily because of the opening of a branch office in Baton Rouge in October, 1992. Net other real estate expenses decreased by $14,000 because of the decline in these assets. Other operating expenses declined by $227,000 in 1993. The primary factor in this decrease was a $229,000 decline in the net cost of deferred compensation plans for directors and executive officers. New participants in 1992 resulted in approximately $65,000 of expense in 1992. The remaining variance was the result of a change in the directors' deferred compensation plan in June 1993 from a defined benefit plan to a defined contribution plan.

Net Income
     Income before income taxes and cumulative effect of a change in accounting principle increased $444,000 in 1993, as compared to 1992. This increase was due primarily to the increase in net interest income. As mentioned previously, interest margins are narrowing and this could adversely affect net interest income in the future. The total provision for federal income taxes charged against income amounted to $825,000, $563,000, and $84,000 for the years ended December 31, 1993, 1992, and 1991, respectively. The provisions represent effective tax rates of 29% in 1993, 23% in 1992, and

9% in 1991. Income before cumulative effect of a change in accounting principle was $2,038,000 in 1993, an increase of $183,000, or 9.9% over 1992.
The Company adopted FASB Statement No. 109, "Accounting for Income Taxes" in 1993. The cumulative effect of the adjustment to adopt this statement was an increase in Net Income of $392,000. Net income of $2,430,000 in 1993 represents a return on total assets of 1.75% compared with returns of 1.40% in 1992, and .67% in 1991. Earnings per share, $7,45, increased $1.74 or 30.5% for 1993 over 1992. For 1992, earnings per share increased $2.98. Also, management is not aware of any trends, events, or uncertainties which would have a material impact on the Company or the Bank.

REGULATORY MATTERS
         The Bank's records were examined by a regulatory agency in February 1993. Management is not aware of any current recommendations by these authorities which would have a material impact on liquidity, capital, resources, or operations of the Bank.

Asset/Liability Management
     Optimizing net interest income is the goal of Asset and Liability Management. Management must limit interest rate risk in the balance sheet to reduce the impact of sudden changes in market interest rates. Management utilized asset/liability modeling in order to project the effect of interest rate changes on net interest income and liquidity under current and expected economic conditions.
     Proper asset and liability management helps to maintain an appropriate balance between interest sensitive assets and liabilities while assuring adequate liquidity. The asset/liability management plan attempts to minimize interest rate risk by matching rate sensitive assets and liabilities.

However, interest rate risk cannot be eliminated, since asset yields and rates on liabilities may change by different amounts at the same time. The Company's interest sensitivity measurements for several time intervals at December 31, 1993 are shown below. These figures represent a point in time and are not necessarily indicative of the position on other dates.

                               1-90 Days      1-180 Days      1-365 Days

Cumulative Gap as a % of
  Earning Assets               (16.36%)       (18.38%)         (1.68%)

     Meeting customer needs for loans and deposit withdrawals at the most economical cost is the purpose of liquidity management. Sources of liquidity on the asset side of the balance sheet consist of cash, near-cash items including deposits with other banks maturing within one year, federal funds sold, and short term securities maturing within one year. These liquid assets totaled $34.3 million or 25.1% of total assets as of December 31, 1993 and $29.8 million or 21.9% of total assets as of December 31, 1992.
     The Company's core deposits are its most important and stable source of funds. Average core deposits totaled $106.5 million and $100.3 million for December 31, 1993 and 1992 respectively. Average time deposits over $100,000 were $15.5 million in 1993, a 6.6% decrease from 1992. The decrease was in individual deposits as customers sought higher yielding investments.
     A secondary source of short-term liquidity for the Company is short-term borrowings. Federal Fund lines of credit are established with several of the Company's correspondent banks. These lines can be used to meet short term liquidity needs.
     It is the belief of management that liquidity is adequate to meet all of the funding needs of the Company's customers.

Interest Rate Sensitivity (Dollars in Thousands)
     The following table presents the interest sensitivity of the Company at December 31, 1993. It should be noted that this table presents the Company's overall position for a single day, which may not be indicative of its position in the future.


                                1-90      91-180   181-365     Over
                    Floating    Days       Days      Days    1 Year     Total
                    --------    ----       ----      ----    ------     -----

Rate Sensitive
  Assets:
  Investment
    Securities*      $     0  $ 8,777  $   5,809  $ 11,619   $30,318  $ 56,523
  Short term
    Investments        4,750        0          0         0         0     4,750
  Loans**             13,987    8,356      5,663    13,289    22,161    63,456
                      ------   ------   --------   -------    ------   -------
  Total              $18,737  $17,133  $  11,472  $ 24,908   $52,479  $124,729
                      ======   ======   ========   =======    ======   =======

Rate Sensitive
  Liabilities:
  Money Market
    Deposits***      $13,464  $     0  $       0  $      0   $     0  $ 13,464
  Time Deposits
    and Savings            0   25,138     13,991     4,079    17,006    60,214
  Other Deposits-***  17,627        0          0         0    18,926    36,553
                      ------   ------   --------   -------    ------   -------

  Total              $31,091  $25,138  $  13,991  $  4,079   $35,932  $110,231
                      ======   ======   ========   =======    ======   =======

Gap                 ($12,354)($ 8,005)($   2,519) $ 20,829   $16,547  $ 14,498

Cumulative Gap      ($12,354)($20,359)($  22,878)($  2,049)  $14,498

Cumulative Rate
  Sensitive Assets
  to Rate Sensitive
  Liabilities          .60:1    .64:1      .67:1     .97:1    1.13:1

*Include estimated mortgage-backed securities prepayment based upon the previous months actual principal repayments. Using prepayment assumptions, the estimated average remaining life of the mortgage-backed securities portfolio at December 31, 1993 was between six and seven years. Investment Securities are reported at amortized cost.

**Non accrual loans are excluded.

***The Company's experience has indicated that the repricing of retail NOW and savings accounts in response to changes in general market rates does not result in rate changes of the same magnitude. In addition, these deposit categories have historically been very stable sources of funds for the Company, which would indicate a much longer implicit maturity than their contractual maturity. Consequently, retail NOW and savings accounts are included in the "over 1 year" category.

Item 7.  Financial Statements and Supplementary Data

     The following financial statements of the Corporation in the Corporation's 1993 Annual Report, are hereby specifically incorporated by reference:

     Audited Financial Statements:

       Independent Auditors' Report

       Consolidated Balance Sheets
         December 31, 1993 and 1992

       Consolidated Statements of Income
         for the years ended December 31, 1993, 1992 and 1991

       Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1993, 1992 and 1991

       Consolidated Statement of Cash Flows
         for the years ended December 31, 1993, 1992 and 1991

       Notes to Consolidated Financial Statements
         December 31, 1993, 1992, and 1991


Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     There have been no disagreements on accounting and financial disclosure between registrant and Hannis T. Bourgeois & Co., L.L.P.

                                   Part III

Item 9.  Directors and Executive Officers of the Registrant

     The following table indicates for each director his or her age, principal occupation and business experience for the last five years, position and offices held with Registrant or its subsidiaries, the year the director was first elected a director of Registrant or Bank of New Roads, and the year the Directors' term of office will expire. All directors listed below are members of the Board of Directors of the Bank.

                                              Present Occupation                                                Year Term
                                                and Principal         Position and Offices                      of Office
                                              Occupation for Last     Held with Registrant       Director          Will
     Name of Director             Age              Five Years           and Subsidiaries           Since          Expire
- --------------------------        ---         -------------------     --------------------       --------       ---------
James M. Bouanchaud (1)            62         President, New Roads    Member of Special            1956           1994
                                              Motor Co., Inc.,        Committee of Registrant
                                              Supreme Ford, Inc.,     and Executive Committee
                                              and Quality Buick-      of Bank
                                              Chevrolet

Madeleine B. Caillet (1)           52         Farming Interests       Chairman of Bank's Audit     1981           1995
                                                                      Committee

John L. Crosby (1)                 63         Manager of Citgo        Member of Executive          1971           1996
                                              Division of Morel J.    Committee of Bank
                                              Lemoine Distributors,
                                              Inc. since 1990.
                                              Previously was owner
                                              of this oil Distribu-
                                              torship

Curtis P. Fremin                   63         Former Vice President   Member of Executive          1980           1995
                                              of Bank. Retired in     Committee of Bank
                                              1992.

James H. Fontaine                  41         Farming and Real                                     1989           1996
                                              Estate Interests

Dr. Bobby G. Fulmer                59         Physician                                            1975           1996

Frank J. Greely, Jr.               54         President and Chief     Member of Executive          1993           1994
                                              Executive Officer of    Committee of Bank
                                              Registrant and Bank
                                              since 1993.  Was
                                              President and Chief
                                              Executive Officer of
                                              two other banks during
                                              last five years.

                                              Present Occupation                                                Year Term
                                                and Principal         Position and Offices                      of Office
                                              Occupation for Last     Held with Registrant       Director          Will
     Name of Director             Age              Five Years           and Subsidiaries           Since          Expire
- --------------------------        ---         -------------------     --------------------       --------       ---------
Dr. Robert N. Helm                 67         Physician                                            1975           1996

Van P. Major                       42         Certified Public        Member of Special            1983           1996
                                              Accountant              Committee of Registrant

Walter C. Parlange, Jr.            70         Farming and             Member of Audit              1978           1995
                                              Investments             Committee of Bank

Roland J. Roberts                  75         Retired Teacher         Member of Audit              1981           1995
                                                                      Committee of Bank

Percy V. Rougon                    78         Retired Professor       Member of Executive          1977           1995
                                                                      Committee of Bank

Charles R. Smith (2)               67         Former President and    Chairman of the Board        1961           1994
                                              Chief Executive         and Secretary of
                                              Officer of Registrant   Registrant and Bank.
                                              and Bank.  Retired in   Chairman of Executive
                                              1991.                   Committee of Bank

F. Audley Smith, Jr.(2)            46         Partner of Kearney,     Member of Special            1992           1994
                                              Smith, Chustz and       Committee of Registrant
                                              Minogue, Attorneys-
                                              at-Law

                          --------------------------

(1) James M. Bouanchaud, Madeleine B. Caillet and John L. Crosby are first cousins.

(2)  Charles R. Smith is the Uncle of F. Audley Smith, Jr.

     None of the Directors listed above nor the Executive Officers listed below serve as directors of other companies with a class of securities registered under the Securities Exchange Act of 1934.

     Executive officers of the Registrant or the Bank as of December 31, 1993 are as follows:

                                           Position and Offices
                                           Held with Registrant          Officer
  Executive Officer           Age            and Subsidiary               Since
- ----------------------        ---          --------------------          -------
Frank J. Greely, Jr.          54           President and Chief            1993
                                           Executive Officer of
                                           Registrant and Bank

Daniel J. Dietrick            48           Treasurer of Registrant        1989
                                           and Senior Vice President
                                           of Bank in charge of the
                                           Bank Operations Division

                                           Position and Offices
                                           Held with Registrant          Officer
  Executive Officer           Age              and Subsidiary             Since
- ----------------------        ---          --------------------          -------
Richard M. Hollan             46           Senior Vice President of       1991
                                           Bank in charge of Customer
                                           Sales Division since 1991.
                                           From 1990 to 1991, was
                                           Senior Vice President of
                                           Marketing for Millican and
                                           Michaels Credit Services.
                                           From 1989 to 1990, was CEO
                                           and 50% owner of Public
                                           Investors of LA., Inc.

Marie B. LaCoste              53           Senior Vice President of       1987
                                           Bank in charge of Loan
                                           Services Division




                         ----------------------------

     The Board of Directors of Bancshares, which has no compensation committee, met 4 times during 1993. The Board of Directors of the Bank has an Executive Committee and an Audit Committee, membership of each of which is indicated in the preceding table. During the year 1993, the Board of Directors of the Bank held 12 regular monthly meetings. The Executive Committee, which also functions as a loan committee, met 41 times during the year to review and approve loans. The Audit Committee met 4 times during the year to review and approve the semiannual directors' examinations and other audit activities. In December 1992, Directors of Bancshares appointed three Directors to comprise the Special Committee. The function of this committee is to review and analyze any indications of interest, etc. to purchase the Bank. The Special Committee met 15 times during the year. Neither Bancshares nor the Bank has a standing nominating committee. During 1993, no director attended fewer than seventy-five percent of the meetings of the Board of Directors of Bancshares or of the aggregate number of meetings of the Board of Directors of the Bank and of the committees of the Bank's Board of Directors of which he was a member.

Item 10.  Director and Executive Compensation

     The following table shows all compensation for each of the last three years awarded to or earned by the Chief Executive Officer of Bancshares and the Bank. No other executive officer of Bancshares or the Bank had total annual salary and bonus exceeding $100,000 for the year ended December 31, 1993.

                          SUMMARY COMPENSATION TABLE

                                                                                          All Other
                                                   Annual Compensation                   Compensation
 ------------------------------------------------------------------------------------------------------
  Name and
  Principal Position            Year      Salary            Bonus    Other                    Other
  -------------------           ----      ------            -----    -----                    -----
  Frank J. Greely, Jr.          1993     $26,154          $ 5,000       $0                   $3,054(1)
  Chief Executive Officer       1992          $0               $0       $0                       $0
  (From 9/93)                   1991          $0               $0       $0                       $0

  Daniel J. Dietrick
  Senior Vice President         1993     $69,268         $ 20,000       $0                   $5,189(2)
  (Acting Chief Executive       1992     $65,009         $ 13,213       $0                   $3,901
  Officer from 4/93 to 9/93)    1991     $61,508               $0       $0                   $3,075

  Howard L. Hobson              1993     $37,400               $0       $0                 $162,884(3)
  Chief Executive Officer       1992    $108,334         $ 26,426       $0                  $35,350
  (From 8/91 to 4/93)           1991    $100,000               $0       $0                  $21,180
  ------------------------------------------------------------------------------------------------------

______________________


(1) Includes board fees of $3,000 and accruals of $54 under a director's deferred compensation agreement.

(2) Represents the Bank's contributions on behalf of Mr. Dietrick to the Bank's Profit Sharing Plan.

(3) Includes the Bank's contributions on behalf of Mr. Hobson to the Bank's Profit Sharing Plan of $4,825 and board fees of $3,000. Under a severance agreement, Mr. Hobson was paid $76,267 of severance pay, $20,729 under a supplemental retirement agreement, and $58,063 under a director's deferred compensation agreement.

         Mr. Frank J. Greely, Jr. entered into a "Change of Control" compensation agreement with the Bank on his employment in September, 1993. In the event Mr. Greely's employment is terminated following a change of control, he is entitled to receive $170,000, reduced by the sum of $7,083.33 a month for each month Mr. Greely was paid by the Bank.

         Directors of Bancshares receive no remuneration for serving in that capacity. Each director of the Bank receives $750 for each meeting held by the Bank's Board of Directors and $100 for each Audit Committee and Executive Committee meeting actually attended and $200 for each Special Committee meeting actually attended. Employees who are committee members (Mr. Frank J. Greely, Jr.) receive no compensation for committee meeting attendance.

         Each director who chooses to do so may enter into a Deferred Compensation Agreement with the Bank pursuant to which the director defers receipt of up to $750 of his or her monthly fees. All directors have elected to enter into such an agreement. The agreement is designed to pay each director fifteen annual payments beginning in the year the director reaches age
70. The amount of the annual payment is determined, generally, by the years of participation in the agreement and by the amount of the fees which the director has elected to defer. Upon the director's death after retirement, any unpaid annual payments are payable to the director's beneficiary. If the director retires or dies before his or her plan retirement date, the director or the director's beneficiaries are entitled to annual payments of a reduced amount. If the director's service is terminated or if he or she discontinues participation in the agreement for any reason other than death the director may receive fifteen annual payments of a reduced retirement benefit beginning at plan retirement date or he or she may elect to receive the present value of such payments in a lump sum. The amount of these early termination benefits is increased by 50% if the director's services are terminated within two years following a change of control of the Bank. If the Plan is terminated because of a change of control of the Bank, the Directors' benefits are increased by 30% of each Director's account balance. To informally fund its obligations under the agreements, the Bank uses the deferred fees plus additional amounts contributed by the Bank to purchase insurance policies having cash values and benefit amounts which are approximately equal to the amounts payable to the directors and their beneficiaries.

Item 11.  Security Ownership of Certain Beneficial Owners and Management

         To the best of the Company's knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) beneficially owned, as of March 21, 1994, more than 5% of the shares outstanding of the Company's Common Stock, except as set forth in the following table. Unless otherwise stated, each person has sole voting and investment power with respect to the shares indicated as beneficially owned by that person.

  Title        Name and Address         Number of Shares        Percent
of Class      of Beneficial Owner           Owned              of Class
- --------      -------------------      ----------------        --------
[S]           [C]                          [C]                  [C]
Common        Madeleine B. Caillet         18,336               5.62%
              P. O. Box 67
              Oscar, Louisiana 70762

         The following table presents information concerning the beneficial ownership of Registrant's common stock by its Directors and Executive Officers as of March 31, 1994:


                                       BNR Bancshares Stock Beneficially Owned
                                       ---------------------------------------
Name and Address       Title of Class           # of Shares         % of Class
- ------------------------------------------------------------------------------

James M. Bouanchaud*       Common                    8,508            2.61
New Roads, Louisiana

Madeleine B. Caillet       Common                   18,336            5.62
Oscar, Louisiana

John L. Crosby             Common                    3,765            1.15
New Roads, Louisiana

Daniel J. Dietrick*        Common                      120             .03
New Roads, Louisiana

Curtis P. Fremin*          Common                    1,049             .32
Morganza, Louisiana

James H. Fontaine          Common                      700             .21
New Roads, Louisiana

Dr. Bobby G. Fulmer        Common                    3,609            1.11
New Roads, Louisiana

Frank J. Greely, Jr.       Common                        0             .00
Baton Rouge, Louisiana

Dr. Robert N. Helm*        Common                    1,496             .46
New Roads, Louisiana

Richard M. Hollan*         Common                       27             .01
New Roads, Louisiana

Marie B. LaCoste*          Common                      196             .06
Morganza, Louisiana

Van P. Major*              Common                    1,562             .48
New Roads, Louisiana

Walter C. Parlange, Jr.    Common                    1,600             .49
New Roads, Louisiana

Roland J. Roberts          Common                      300             .09
New Roads, Louisiana

Percy V. Rougon*           Common                    2,012             .62
Rougon, Louisiana

Charles Ray Smith*         Common                    4,096            1.26
New Roads, Louisiana

F. Audley Smith, Jr.*      Common                    3,740            1.15
New Roads, Louisiana

All Directors and          Common                   51,116           15.67
Officers as a group

*Shares beneficially owned by Mr. Bouanchaud include 4,388 shares owned by a trust of which he is a trustee. Shares beneficially owned by Mr. Fremin include 20 shares owned by his wife. Shares beneficially owned by Dr. Helm include 450 shares owned by a professional medical corporation of which he is a director and 200 shares owned by his wife. Shares beneficially owned by Mr. Rougon include 106 shares owned by his wife. Shares beneficially owned by Mr. Charles Ray Smith include 76 shares owned by his wife. Shares beneficially owned by Mr. Major include 100 shares owned by his minor children and 110 shares owned by his business partnership. Shares beneficially owned by Mr. F. Audley Smith, Jr. include 555 shares owned by his wife. Shares beneficially owned by Mr. Dietrick, Mr. Hollan and Mrs. LaCoste include 120 shares, 27 shares and 96 shares respectively held in their accounts in the Employee Stock Ownership Plan.

Item 12.  Certain Relationships and Related Transactions

         The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with the Bank's and Bancshares' directors, officers, principal stockholders and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. In the opinion of management, these loans did not involve more than the normal risk of collectibility or present any unfavorable features.

                                    Part IV

Item 13.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K

(a)       Financial Statements

          1. The financial statements of BNR Bancshares, Inc. in the Corporation's 1993 Annual Report are incorporated by reference in Item 7.

          2. Other financial statement schedules are either omitted because they are inapplicable or included in the financial statements or related notes.

(b)       Reports on Form 8-K

          No reports on Form 8-K were filed during the fourth quarter 1993.

(c)       Exhibits

          3. Articles of Incorporation and by-laws of BNR Bancshares, Inc. are incorporated by reference to the Corporation's Registration Statement on Form S-14 filed March 18, 1982, with the Securities and Exchange Commission.

         10(a) Change of Control Contract for Frank J. Greely, Jr., President and Chief Executive Officer.*

         10(b) Director's Deferred Compensation Agreement (similar agreements are omitted pursuant to Rule 12b-31 of the Exchange Act).*

         13.   1993 Annual Report of BNR Bancshares, Inc.

         22.   Subsidiary of the Registrant.


*Compensatory Plan or Agreement

                                  Signatures

     Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        BNR Bancshares, Inc.



                                        By: /s/ Frank J. Greely, Jr.
                                           ----------------------------
                                           Frank J. Greely, Jr.
                                           President, Chief Executive
                                           Officer


                                        Dated:   March 16, 1994

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities indicated on March 16, 1994.


/s/ Charles Ray Smith                 Chairman of the Board and Director
- --------------------------------
Charles Ray Smith

/s/ Frank J. Greely, Jr.              President and Director
- --------------------------------      (Principal Executive Officer)
Frank J. Greely, Jr.

/s/ Daniel J. Dietrick                Treasurer (Principal Financial and
- --------------------------------      Accounting Officer)
Daniel J. Dietrick

/s/ James M. Bouanchaud               Director
- --------------------------------
James M. Bouanchaud

/s/ Madeleine B. Caillet              Director
- --------------------------------
Madeleine B. Caillet

/s/ John L. Crosby                    Director
- --------------------------------
John L. Crosby

/s/ James H. Fontaine                 Director
- --------------------------------
James H. Fontaine

/s/ Curtis P. Fremin                  Director
- --------------------------------
Curtis P. Fremin

/s/ Bobby G. Fulmer, M.D.             Director
- --------------------------------
Bobby G. Fulmer, M.D.

/s/ Robert N. Helm, M.D.              Director
- --------------------------------
Robert N. Helm, M.D.

/s/ Van P. Major                      Director
- --------------------------------
Van P. Major

/s/ Walter C. Parlange, Jr.           Director
- --------------------------------
Walter C. Parlange, Jr.

/s/ Roland J. Roberts                 Director
- --------------------------------
Roland J. Roberts

/s/ Percy V. Rougon                   Director
- --------------------------------
Percy V. Rougon

/s/ F. Audley Smith, Jr.              Director
- --------------------------------
F. Audley Smith, Jr.

                           SCHEDULE TO EXHIBIT 10(b)

Pursuant to Rule 12b-31 under the Securities Exchange Act of 1934, as amended, deferred compensation agreements between the registrant and the following directors are omitted because they are substantially identical to the deferred compensation agreement attached as Exhibit 10(b):

James M. Bouanchaud
Madeleine B. Caillet
John L. Crosby
James H. Fontaine
Curtis P. Fremin
Bobby G. Fulmer, M.D.
Frank J. Greely, Jr.
Robert N. Helm, M.D.
Van P. Major
Walter C. Parlange, Jr.
Roland Roberts
Percy V. Rougon
Charles Ray Smith
F. Audley Smith, Jr.


(Director Emeritus)
Joseph G. Beaud
Merl Burgin
F. A. Smith

                                   EXHIBIT 22

     The wholly-owned subsidiary of BNR Bancshares, Inc. is as follows:

     (1)  Bank of New Roads, a Bank organized under the Laws of Louisiana.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            10-KSB/A Amendment No. 1
             Annual Report Pursuant to Section 13 or 15 (d) of the
                    Securities Exchange Act of 1934 for the
                      Fiscal Year Ended December 31, 1993


          BNR Bancshares, Inc.                                  0-11782
(Exact name of registrant as specified in its charter)      (Comm. File No.)

          Louisiana                                  72-0954582
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
Incorporation or Organization)

              107 East Main Street
                  P. O. Box 250
              New Roads, Louisiana                                       70760
   (Address of principal executive offices)                          (Zip Code)

Registrant's Telephone Number,  including area code:             (504) 638-3791

Securities registered pursuant to Section 12(b) of the Act:            None
Securities registered pursuant to Section 12(g) of the Act:

                         Common Stock, $10.00 Par Value
                                (Title of Class)

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes  X   No
                                               ---     ---
         Check if there is no disclosure of delinquent filers in response to
Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of Registrant's knowledge, in definitive Proxy or information statements incorporated by reference in Part III of this Form
10-KSB, or any amendment to this Form 10-KSB.          X
                                                      ---
      State issuer's revenues for its most recent fiscal year. $10,131,339

         State the aggregate market value of the voting stock held by non-affiliates* of the registrant as of June 30, 1994: $21,488,217 (275,102 Shares @ $78.11 per Share)

         Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Common stock $10 Par Value, 326,218 shares outstanding as of March 31, 1994.

                      Documents Incorporated by Reference

           Document                                       Part of Form 10-K
           --------                                       -----------------
Annual Report for Fiscal Year Ended                      Part I and Part II
  December 31, 1993


  *For purposes of the computation, shares owned by executive officers, directors and 5% shareholders have been excluded.

Item 12.  Certain Relationships and Related Transactions

         The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with the Bank's and Bancshares' directors, officers, principal shareholders and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. In the opinion of management, these loans did not involve more than the normal risk of collectibility or present any unfavorable features.

         The Bank is a party to a Supplemental Retirement Agreement with Mr. Charles Ray Smith, dated June 1, 1989, under which Mr. Smith or his beneficiary is entitled to receive a supplemental retirement benefit. The benefit is payable in 60 monthly payments, beginning on August 1, 1991, and ending on July 1, 1996. The monthly amount of the benefit is equal to $8,382.00 minus both (i) the monthly amount Mr. Smith actually receives as a primary social security retirement benefit and (ii) the monthly amount payable to Mr. Smith under the Bank's defined benefit pension trust. For purposes of this agreement, the amount payable to Mr. Smith under that defined benefit pension trust was established as $4,760. The Bank also is a party to a fringe benefit compensation agreement with Mr. Smith, dated October 17, 1990, under which Mr. Smith is entitled to receive certain additional benefits, including group medical and dental insurance, life insurance in the amount of $395,000, use of a Company car, payment of certain ;club dues, and certain similar fringe benefits. The annual cost to the Bank of these additional benefits is approximately $13,800. The Bank also is a party to a Supplemental Retirement Agreement with Mr. Curtis P. Fremin, dated January 31, 1992, under which Mr. Fremin was entitled to receive 11 monthly payments of $5,009 from February 25, 1992, to December 25, 1992. Mr. Fremin or his beneficiary also is entitled under this agreement to receive monthly payments of $750 beginning on January 1, 1993, and ending on December 31, 2000. Further, the Fremin Agreement provides that the Bank will maintain certain health insurance for Mr. Fremin and procure a term life insurance policy in the amount of $100,000 for the period from May 1992 to May 1996.

                                    Part IV

Item 13.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K

(a)       Financial Statements

          1. The financial statements of BNR Bancshares, Inc. in the Corporation's 1993 Annual Report are incorporated by reference in Item 7.

          2. Other financial statement schedules are either omitted because they are inapplicable or included in the financial statements or related notes.

(b)       Reports on Form 8-K

          No reports on Form 8-K were filed during the fourth quarter 1993.

(c)       Exhibits

          3. Articles of Incorporation and by-laws of BNR Bancshares, Inc. are incorporated by reference to the Corporation's Registration Statement on Form S-14 filed March 18, 1982, with the Securities and Exchange Commission.

         10(a) Change of Control Contract for Frank J. Greely, Jr., President and Chief Executive Officer. (Attached as an exhibit to the Form 10-KSB as originally filed.)*

         10(b) Director's Deferred Compensation Agreement (similar agreements are omitted pursuant to Rule 12b-31 of the Exchange Act). (Attached as an exhibit to the Form 10-KSB as originally filed.)*

         10(c) Supplemental Retirement Agreement with Charles Ray Smith, Chairman of the Board.*

         10(d)   Fringe Benefit Compensation Agreement with Charles Ray Smith.*

         10(e)   Supplemental Retirement Agreement with Curtis P. Fremin.*

         13.     1993 Annual Report of BNR Bancshares, Inc.

         22.     Subsidiary of the Registrant.




*Compensatory Plan or Agreement

                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to its Annual Report on Form 10-KSB to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: July 25, 1994                     BNR Bancshares, Inc.



                                        /s/   Daniel J. Dietrick
                                        ------------------------
                                        By:   Daniel J. Dietrick
                                        Its:  Treasurer, Principal
                                              Financial and Accounting
                                              Officer

             AUDITED FINANCIAL STATEMENTS OF BNR BANCSHARES, INC
                         INCORPORATED BY REFERENCE IN
                           FORM 10-KSB FROM ANNUAL
                            REPORT TO STOCKHOLDERS

                                    CONTENTS

Audited Financial Statements:

   Independent Auditor's Report. . . . . . . . . . . . . . . . . .                         Page 1 - 2

   Consolidated Balance Sheets
       December 31, 1993 and 1992  . . . . . . . . . . . . . . . .                                3

   Consolidated Statements of Income
       for the years ended December 31, 1993, 1992 and 1991. . . .                              4 - 5

   Consolidated Statements of Changes in Stockholders' Equity
       for the years ended December 31, 1993, 1992 and 1991. . . .                                6

   Consolidated Statements of Cash Flows
       for the years ended December 31, 1993, 1992 and 1991. . . .                              7 - 9

   Notes to Consolidated Financial Statements
       December 31, 1993, 1992 and 1991. . . . . . . . . . . . . .                             10 - 30


Selected Financial and Statistical Data:

   Independent Auditor's Report on the
       Selected Financial and Statistical Data . . . . . . . . . .                             31 - 32

   Condensed Consolidated Balance Sheets
       December 31, 1993, 1992, 1991, 1990 and 1989. . . . . . . .                               33

   Condensed Consolidated Statements of Income
       for the years ended December 31, 1993, 1992, 1991,
       1990 and 1989 . . . . . . . . . . . . . . . . . . . . . . .                               34

  Condensed Consolidated Statements of Income
       for the quarter periods in the years ended
       December 31, 1993 and 1992  . . . . . . . . . . . . . . . .                               35

                               January 15, 1994

                         Independent Auditor's Report


To the Shareholders and
  Board of Directors
BNR Bancshares, Inc. and Subsidiary
New Roads, Louisiana


         We have audited the Consolidated Balance Sheets of BNR Bancshares, Inc. and Subsidiary as of December 31, 1993 and 1992, and the related Consolidated Statements of Income, Changes in Stockholders' Equity, and Cash Flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BNR Bancshares, Inc. and Subsidiary as of December 31, 1993 and 1992, and the results of their operations, changes in their stockholders' equity, and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.
         As described in Note K to the financial statements, the Company changed its method of accounting for incomes taxes in 1993.

                                     Respectfully submitted,

                      BNR Bancshares, Inc. and Subsidiary

                          CONSOLIDATED BALANCE SHEETS

                          December 31, 1993 and 1992


                                                       ASSETS
                                                                            1993                    1992
                                                                        ------------            ------------
Cash and Due from Banks - Note B                                        $  3,376,570            $  3,698,079
Federal Funds Sold                                                         4,750,000               2,400,000
Securities - Note C:
   Held to Maturity (Fair Value
   $22,759,712 and $61,061,458)                                         $ 21,980,022            $ 60,169,373
   Available for Sale (Fair Value
   $34,872,559)                                                           34,872,559                  -
                                                                         -----------             -----------
                                                                        $ 56,852,581            $ 60,169,373
Loans - Note D                                                          $ 64,742,419            $ 63,248,206
   Less:  Allowance for Loan Losses -
              Note E                                                        (833,902)               (708,207)
                                                                         -----------             -----------
                                                                        $ 63,908,517            $ 62,539,999
Bank Premises and Equipment - Note F                                       2,489,480               2,598,589
Other Real Estate                                                            133,220                 733,793
Accrued Interest Receivable                                                1,133,619               1,304,362
Other Assets                                                               4,074,301               2,991,833
                                                                         -----------             -----------
       Total Assets                                                     $136,718,288            $136,436,028
                                                                         ===========             ===========
                                                    LIABILITIES

Deposits - Note G:
   Noninterest Bearing                                                  $  9,111,439            $  9,776,774
   Interest Bearing                                                      110,230,618             110,620,343
                                                                         -----------             -----------
                                                                        $119,342,057            $120,397,117
Accrued Interest Payable                                                     310,009                 339,763
Other Liabilities                                                          1,527,930               2,047,938
                                                                         -----------             -----------
       Total Liabilities                                                $121,179,996            $122,784,818
                                                 STOCKHOLDERS' EQUITY
Common Stock - $10 Par Value;
   5,000,000 Shares Authorized
   and 337,500 Shares Issued - Note H                                   $  3,375,000            $  3,375,000
Surplus                                                                    3,812,500               3,812,500
Unrealized Gain on Securities
   Available for Sale, Net -
   Note C                                                                    217,494                   -
Retained Earnings                                                          8,572,053               6,957,965
Treasury Stock - 11,282 and 12,782
  Shares, Respectively, at Cost                                             (438,755)               (494,255)
                                                                         -----------             -----------
       Total Stockholders' Equity                                       $ 15,538,292            $ 13,651,210
                                                                         -----------             -----------
       Total Liabilities and
          Stockholders' Equity                                          $136,718,288            $136,436,028
                                                                         ===========             ===========

The accompanying notes are an integral part of these financial statements.

                      BNR Bancshares, Inc. and Subsidiary

                       CONSOLIDATED STATEMENTS OF INCOME

             for the years ended December 31, 1993, 1992 and 1991


                                                                           1993                  1992                  1991
                                                                       -----------           -----------           -----------
Interest Income:
   Interest and Fees on Loans                                          $ 6,384,016           $ 6,420,514           $ 6,181,708
   Interest and Dividends on
       Securities:
          Taxable Interest                                             $ 3,595,376           $ 3,884,864           $ 4,355,934
          Nontaxable Interest                                               49,339                46,693               184,130
          Dividends                                                          -                    28,718                81,631
                                                                        ----------            ----------            ----------
                                                                       $ 3,644,715           $ 3,960,275           $ 4,621,695
   Other Interest Income                                                   102,608                98,276               441,586
                                                                        ----------            ----------            ----------
       Total Interest Income                                           $10,131,339           $10,479,065           $11,244,989
Interest Expense on Deposits -
   Note G                                                                3,349,706             3,987,307             5,995,179
                                                                        ----------            ----------            ----------
       Net Interest Income                                             $ 6,781,633           $ 6,491,758           $ 5,249,810
Provision for Loan Losses - Note E                                         220,000               140,000                75,000
                                                                        ----------            ----------            ----------
       Net Interest Income after
          Provision for Loan Losses                                    $ 6,561,633           $ 6,351,758           $ 5,174,810


Other Income:
   Service Charges on Deposit
       Accounts                                                        $   739,155           $   677,538           $   593,805
   Gain (Loss) on Securities                                                46,665               193,525              (590,558)
   Other Operating Income - Note I                                         221,439               162,303               615,573
                                                                        ----------            ----------            ----------
       Total Other Income                                              $ 1,007,259           $ 1,033,366           $   618,820
                                                                        ----------            ----------            ----------
       Income before Other Expenses                                    $ 7,568,892           $ 7,385,124           $ 5,793,630


Other Expenses:
   Salaries and Employee Benefits -
       Note I                                                          $ 2,194,928           $ 2,259,565           $ 2,261,772
   Occupancy Expense                                                       438,377               393,158               342,799
   Net Other Real Estate Expense                                            (3,236)               10,395                87,880
   Other Operating Expenses - Note J                                     2,076,574             2,303,914             2,131,578
                                                                        ----------            ----------            ----------
       Total Other Expenses                                            $ 4,706,643           $ 4,967,032           $ 4,824,029
                                                                        ----------            ----------            ----------





                                  (CONTINUED)

                                                                           1993                  1992                  1991
                                                                       -----------           -----------           -----------
       Income before Income Taxes and
          Cumulative Effect of a Change
          in Accounting Principle                                      $ 2,862,249           $ 2,418,092           $   969,601
Applicable Income Taxes - Note K                                           824,616               563,245                83,872
                                                                        ----------            ----------            ----------

     Income before Cumulative Effect
          of a Change in Accounting
          Principle                                                    $ 2,037,633           $ 1,854,847           $   885,729

Cumulative Effect of the Change
   in the Method of Accounting
   for Income Taxes - Note K                                               392,000                 -                     -
                                                                        ----------            ----------            ----------
       Net Income                                                      $ 2,429,633           $ 1,854,847           $   885,729
                                                                        ==========            ==========            ==========

Per Share - Note H:
   Income before Cumulative Effect
       of a Change in Accounting
       Principle                                                       $      6.25           $      5.71           $      2.73
                                                                        ==========            ==========            ==========


     Net Income                                                        $      7.45           $      5.71           $      2.73
                                                                        ==========            ==========            ==========


     Cash Dividends                                                    $      2.50           $      2.00           $      1.50
                                                                        ==========            ==========            ==========





The accompanying notes are an integral part of these financial statements.

                      BNR Bancshares, Inc. and Subsidiary

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

             for the years ended December 31, 1993, 1992 and 1991



                                                                            1993                 1992                1991
                                                                         ----------           ----------          ----------
Common Stock:
   Balance - Beginning and End of
       Year                                                              $3,375,000           $3,375,000          $3,375,000
                                                                          =========            =========           =========
Surplus:
   Balance - Beginning and End of
       Year                                                              $3,812,500           $3,812,500          $3,812,500
                                                                          =========            =========           =========

Net Unrealized Loss on Noncurrent
  Marketable Equity Securities:
       Balance - Beginning of Year                                       $    -               $ (252,500)         $ (477,500)
          Charge for Market Gains
          (Losses)                                                            -                  252,500             225,000
                                                                          ---------            ---------           ---------

       Balance - End of Year                                             $    -               $    -              $ (252,500)
                                                                          =========            =========           =========

Net Unrealized Gain on Securities
   Available for Sale:
       Balance - Beginning of Year                                       $    -               $    -              $    -
          Net Change in Unrealized
            Gain on Securities Avail-
            able for Sale                                                   217,494                -                   -
                                                                          ---------            ---------           ---------
       Balance - End of Year                                             $  217,494           $    -              $    -
                                                                          =========            =========           =========

Retained Earnings:
   Balance - Beginning of Year                                           $6,957,965           $5,752,554          $5,353,902
       Net Income                                                         2,429,633            1,854,847             885,729
       Cash Dividends                                                      (815,545)            (649,436)           (487,077)
                                                                          ---------            ---------           ---------

   Balance - End of Year                                                 $8,572,053           $6,957,965          $5,752,554
                                                                          =========            =========           =========

Treasury Stock:
   Balance - Beginning of Year                                           $ (494,255)          $ (494,255)         $ (494,255)

     Issuance of 1500 Shares at Cost                                         55,500                -                   -
                                                                          ---------            ---------           ---------

  Balance - End of Year                                                  $ (438,755)          $ (494,255)         $ (494,255)
                                                                          =========            =========           =========



The accompanying notes are an integral part of these financial statements.

                      BNR Bancshares, Inc. and Subsidiary

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             for the years ended December 31, 1993, 1992 and 1991



                                                                     1993                   1992                    1991
                                                                 ------------           ------------            ------------
Cash Flows From Operating
   Activities:
       Net Income                                                $  2,429,633           $  1,854,847            $    885,729
       Adjustments to Reconcile
          Net Income to Net Cash
          Provided by Operating
          Activities:
            Cumulative Effect of a
              Change in Accounting
              Principle                                              (392,000)                  -                       -
            Provision (Credit) for
              Deferred Tax                                            (74,000)                  -                       -
            Provision for
              Depreciation and
              Amortization                                            309,777                292,243                 288,972
            Provision for Loan
              Losses                                                  220,000                140,000                  75,000
            Provision for Losses
              on Other Real Estate                                     14,500                  4,500                  23,500
            Amortization
              (Accretion) of
              Securities Premium
              (Discounts)                                             159,229                279,150                 (92,909)
            (Gain) Loss on Sale of
              Securities                                              (46,665)              (193,525)                590,558
            (Gain) Loss on Sale of
              Bank Premises and
              Equipment                                                (8,513)                  (358)                 64,087
            (Gain) Loss on Sale of
              Other Real Estate                                        (1,256)                13,339                  55,652
            Other                                                        -                     1,340                   9,889
            (Increase) Decrease in
              Interest Receivable                                     170,743                175,226                (232,824)
            (Increase) Decrease in
              Other Assets                                           (728,511)              (596,708)               (154,536)
            Increase (Decrease) in
              Interest Payable                                        (29,754)              (189,364)                (76,608)
            Increase (Decrease) in
              Other Liabilities                                      (520,008)             1,093,079                 213,777
                                                                  -----------            -----------             -----------
                Net Cash Provided
                  by Operating
                  Activities                                     $  1,503,175           $  2,873,769            $  1,650,287




                                  (CONTINUED)

                                                                     1993                   1992                    1991
                                                                 ------------           ------------            ------------
Cash Flows From Investing
   Activities:
       Net (Increase) Decrease
          in Federal Funds Sold                                  $ (2,350,000)          $  2,875,000            $  3,250,000
       Net (Increase) Decrease
          in Interest Bearing
          Deposits in Other
          Banks                                                         -                      -                     789,000
       Purchase of Securities                                     (18,839,723)           (29,140,068)            (34,981,514)
       Proceeds from Sales of
          Securities                                                9,293,488             20,461,969              25,223,550
       Proceeds from Maturities
          of Securities                                            13,080,000              7,106,006               9,365,166
       Net (Increase) Decrease
          in Loans                                                 (1,487,757)            (4,762,847)             (6,191,256)
       Purchase of Bank Premises
          and Equipment                                              (203,868)              (483,480)               (611,281)
       Proceeds from Sale of Bank
          Premises and Equipment                                       11,713                    500                  28,508
       Proceeds from Sale of Other
         Real Estate                                                  486,568                342,600                 765,845
                                                                  -----------            -----------             -----------
                Net Cash Used in
                  Investing
                  Activities                                     $     (9,579)          $ (3,600,320)           $ (2,361,982)

Cash Flows From Financing
   Activities:
       Net Increase (Decrease) in
          Demand Deposits, NOW
          Accounts and Savings
          Accounts                                               $   (108,021)          $  4,211,800            $  2,057,411
       Net Increase (Decrease)
          in Certificates of
          Deposit                                                    (947,039)            (3,460,615)               (681,410)
       Cash Dividends                                                (815,545)              (649,436)               (487,077)
       Issuance of Treasury Stock                                      55,500                   -                       -
                                                                  -----------             -----------             -----------
                Net Cash Provided by
                  (Used in) Financing
                  Activities                                     $ (1,815,105)          $    101,749            $    888,924
                                                                  -----------            -----------             -----------
Increase (Decrease) in Cash
  and Due from Banks                                             $   (321,509)          $   (624,802)           $    177,229

Cash and Due from Banks -
   Beginning of Year                                                3,698,079              4,322,881               4,145,652
                                                                  -----------            -----------             -----------

Cash and Due from Banks -
   End of Year                                                   $  3,376,570           $  3,698,079            $  4,322,881
                                                                  ===========            ===========             ===========



                                  (CONTINUED)

                                                                     1993                   1992                    1991
                                                                 ------------           ------------            ------------
Supplemental Disclosures of
   Cash Flow Information:
       Cash Payments for:
          Interest Paid to
            Depositors                                           $  3,379,460           $  4,176,756            $  6,071,787
                                                                  ===========            ===========             ===========

          Income Tax Payments
           (Refunds)                                             $  1,395,732           $    (36,633)           $    306,392
                                                                  ===========            ===========             ===========

Supplemental Disclosures of
   Cash Flow Information:
       Non Cash Investing
         Activities:
            Increase (Decrease)
             in Other Real Estate
             Acquired in Settle-
              ment of Loans                                      $   (100,761)          $    191,533            $    151,924
                                                                  ===========            ===========             ===========

           (Increase) Decrease in
              Unrealized Loss on
              Noncurrent Marketable
              Equity Securities                                  $     -                $    252,500            $    225,000
                                                                  ===========            ===========             ===========


            Unrealized Gain on
              Securities Available
              for Sale                                           $    329,537           $     -                 $     -
                                                                  ===========            ===========             ===========


           Deferred Tax Effect on
              Unrealized Gain on
              Securities Available
              for Sale                                           $    112,043           $     -                 $     -
                                                                  ===========            ===========             ===========





The accompanying notes are an integral part of these financial statements.

                      BNR Bancshares, Inc. and Subsidiary

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1993, 1992 and 1991




Note A - Summary of Significant Accounting Policies -

       The accounting principles followed by BNR Bancshares, Inc. and its wholly-owned subsidiary, Bank of New Roads, are those which are generally practiced within the banking industry. The methods of applying those principles conform with generally accepted accounting principles and have been applied on a consistent basis. The principles which significantly affect the determination of financial position, results of operations, changes in stockholders' equity and cash flows are summarized below.

   Principles of Consolidation

       The consolidated financial statements include the accounts of BNR Bancshares, Inc. (the Company), and its wholly-owned subsidiary, Bank of New Roads (the Bank). All material intercompany accounts and transactions have been eliminated. Certain reclassifications to previously published financial statements have been made to comply with current reporting requirements.

   Securities

       Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by various methods approximating the interest method over their contractual lives.

       Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholder's equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The Bank does not engage in trading activities. Reference should be made to Note C regarding a change to this method of accounting for securities.

   Loans

       Loans are stated at principal amounts outstanding, less unearned income and allowance for loan losses. Interest on commercial loans is accrued daily, based on the principal outstanding. Interest on installment loans is recognized and included in interest income using the sum-of-the-digits method, which does not differ materially from the interest method.

       The Bank discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest. When a loan is placed on non-accrual status, previously recognized but uncollected interest is reversed to income or charged to the allowance for loan losses. If the underlying collateral value is sufficient to cover the principal balance and accrued interest, the Bank may decide to continue the accrual of interest.

   Allowance for Loan Losses

       The allowance for loan losses is an amount which in management's judgment is adequate to absorb potential losses in the loan portfolio. The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process; expectations of future economic conditions and their impact on particular borrowers; and other judgmental factors.

       The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred. All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collectibility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

   Bank Premises and Equipment

       Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided at rates based upon estimated useful service lives using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

       The costs of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal and the resulting gains or losses are included in current operations.

       Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

   Other Real Estate

       Other Real Estate is comprised of properties acquired through foreclosure. The carrying value of these properties is the lower of cost or fair market value. Loan losses arising from the acquisition of these properties are charged against the allowance for loan losses. Any subsequent market reductions required are charged to other real estate expense. Revenues and expenses associated with maintaining or disposing of foreclosed properties are recorded during the period in which they are incurred.

   Income Taxes

       The provision for income taxes is based on income as reported in the financial statements after interest income from state and municipal securities is excluded. Also certain items of income and expenses are recognized in different time periods for financial statement purposes than for income tax purposes. Thus provisions for deferred taxes are recorded in recognition of such timing differences.

       Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Reference should also be made to Note K regarding a change in the method of accounting for income taxes.

       The corporation and its subsidiary file a consolidated federal income tax return. In addition, state income tax returns are filed individually by company in accordance with state statutes.

   Earnings per Common Share

       The computation of earnings per share and other per share amounts of common stock is based on the weighted average number of shares of common stock outstanding during each year, which is 326,093 in 1993, $324,518 in 1992, and 324,518 in 1991.

   Statements of Cash Flows

       For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing).

   Current Accounting Developments

       In December, 1991, the Financial Accounting Standards Board issued Statement No. 107, "Disclosures about Fair Value of Financial Instruments." This statement requires disclosure of the fair value of financial instruments, both assets and liabilities, whether or not such instruments are recognized in the Balance Sheet. As it relates to the Company, financial instruments include primarily cash equivalents, securities, loans, and deposits. SFAS No. 107 must be adopted by the Company no later than July 1, 1995.

       The Financial Accounting Standards Board has issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan", which becomes effective for years beginning after December 15, 1994. Earlier application is permitted. The Statement generally requires impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, or as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The Bank has not addressed the potential future impact of the application of this Statement, nor has it decided whether to adopt the Statement early.

Note B - Cash and Due from Banks -

       The Bank is required to maintain average cash reserve balances. The amount of those reserves at December 31, 1993 and 1992 were approximately $1,185,000 and $1,120,000.

Note C - Securities -

       The Financial Accounting Standards Board has issued Statement No. 115, "Accounting for Investments in Debt and Equity Securities." The statement establishes accounting and reporting standards for investments in debt and equity securities that have readily determinable fair value. This statement is required to be adopted for years beginning after December 15, 1993. The Company has elected early adoption of this statement effective December 31, 1993. The net effect is reflected in the consolidated financial statements as a separate component of stockholders' equity as Unrealized Gain on Securities Available for Sale, Net in amount of $217,494.

       Amortized cost and fair values of securities being held to maturity as of December 31, 1993 and 1992 are summarized as follows:

                                                                                 1993
                                            -----------------------------------------------------------------------------
                                                                    GROSS                  GROSS
                                             AMORTIZED            UNREALIZED             UNREALIZED               FAIR
                                               COST                 GAINS                  LOSSES                 VALUE
                                            -----------          -----------            -----------            -----------
   Securities of
       Other U.S.
       Government
       Agencies                            $10,547,892           $   507,996            $      (105)          $11,055,783
   Mortgage-Backed
     Securities                              6,995,910               201,686                 -                  7,197,596
   Obligations of
       State and
       Political
       Subdivisions                          1,368,877                73,950                 -                  1,442,827
   Other Securities                          3,067,343                11,735                (15,572)            3,063,506
                                            ----------            ----------            -----------            ----------
          Total                            $21,980,022           $   795,367            $   (15,677)          $22,759,712
                                            ==========            ==========             ==========            ==========

                                                                                 1992
                                            -----------------------------------------------------------------------------
                                                                    GROSS                  GROSS
                                             AMORTIZED            UNREALIZED             UNREALIZED               FAIR
                                               COST                 GAINS                  LOSSES                 VALUE
                                            -----------          -----------            -----------            -----------
   U.S. Treasury
       Securities                          $14,200,024           $   184,555            $    (2,079)          $14,382,500
   Securities of
       Other U.S.
       Government
       Agencies                             21,083,607               452,286                (70,451)           21,465,442
   Mortgage-Backed
       Securities                           14,928,306               324,819                (32,960)           15,220,165
   Obligations of
       State and
       Political
       Subdivisions                            216,884                   302                 (1,026)              216,160
   Other Securities                          9,740,552                81,906                (45,267)            9,777,191
                                            ----------            ----------             ----------            ----------
          Total                            $60,169,373           $ 1,043,868            $  (151,783)          $61,061,458
                                            ==========            ==========             ==========            ==========

       The amortized cost and fair value of securities being held to maturity as of December 31, 1993 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties.

                                                        AMORTIZED               FAIR
                                                          COST                  VALUE
                                                       ---------             -----------
          One to Five Years                            $11,177,267           $11,675,574
          Five to Ten Years                              8,033,029             8,281,003
          After Ten Years                                2,769,726             2,803,135
                                                        ----------            ----------
                                                       $21,980,022           $22,759,712
                                                        ==========            ==========

       Securities being held to maturity with a carrying amount of $9,819,954 and $28,951,315 at December 31, 1993 and 1992, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

       Amortized cost and fair values of securities available for sale as December 31, 1993 are summarized as follows:

                                                                    GROSS                  GROSS
                                             AMORTIZED            UNREALIZED             UNREALIZED               FAIR
                                               COST                 GAINS                  LOSSES                 VALUE
                                            -----------          -----------            -----------            -----------
   U.S. Treasury
       Securities                          $ 9,090,948           $    84,232           $     -                $ 9,175,180
   Securities of
       Other U.S.
       Government
       Agencies                             10,982,656               122,238                 (1,775)           11,103,119
   Mortgage-Backed
       Securities                            4,791,136               177,754                  -                 4,968,890
   Other Securities                          9,678,282                 7,493                (60,405)            9,625,370
                                            ----------            ----------             ----------            ----------
          Total                            $34,543,022           $   391,717           $    (62,180)          $34,872,559
                                            ==========            ==========             ==========            ==========


       The amortized cost and fair value of securities available for sale as of December 31, 1993 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage backed securities because the mortgages underlying the securities may be called or repaid without any penalties.

                                                         AMORTIZED               FAIR
                                                           COST                  VALUE
                                                        -----------           -----------
          Within One Year                               $12,016,056           $12,111,159
          One to Five Years                               8,057,548             8,167,140
          Five to Ten Years                               2,759,760             2,781,834
          After Ten Years                                11,709,658            11,812,426
                                                         ----------            ----------
                                                        $34,543,022           $34,872,559
                                                         ==========            ==========

       Gross realized gains and losses from the sale of securities for the years ended December 31, 1993, 1992 and 1991 are as follows:

                                                                      1993                  1992                  1991
                                                                  -----------           -----------           -----------
          Realized gains                                          $    46,665           $   397,375           $   223,245
          Realized losses                                              -                   (203,850)             (813,803)

       Securities available for sale with a carrying amount of $23,680,632 and $-0- at December 31, 1993 and 1992, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Note D - Loans -

       An analysis of the loan portfolio at December 31, 1993 and 1992, is as follows:

                                                                                        1993                  1992
                                                                                    -----------           -----------
       Real Estate Loans - Construction                                             $   734,356           $   310,559
       Real Estate Loans - Mortgage                                                  40,445,911            38,173,659
       Loans to Farmers                                                               5,931,360             6,984,103
       Commercial or Industrial Loans                                                 9,461,102             9,349,543
       Loans to Individuals                                                           5,708,783             6,162,248
       All Other Loans                                                                2,576,031             2,371,008
                                                                                     ----------            ----------
          Total Loans                                                               $64,857,543           $63,351,120

       Unearned Income                                                                 (115,124)             (102,914)
                                                                                     ----------            ----------
                                                                                    $64,742,419           $63,248,206
                                                                                     ==========            ==========

       During 1991, the Bank was the successful bidder on certain loans from the Resolution Trust Corporation at a cost of $10,475,824. These loans are subject to the same credit policies and loan review process as other loans in the Bank's loan portfolio. These loans, net of any purchase discount, are included in Total Loans.

       The Bank is permitted under the laws of the State of Louisiana to make extensions of credit to its officers, directors and their affiliates in the ordinary course of business. An analysis of the aggregate of these loans for 1993 and 1992, is as follows:

                                                                                        1993                  1992
                                                                                    -----------           -----------
          Balance - Beginning of Year                                               $ 3,508,656           $ 2,832,193
            New Loans                                                                   246,358             2,552,913
            Repayment and Other Reductions                                             (557,272)           (1,876,450)
                                                                                     ----------            ----------
          Balance - End of Year                                                     $ 3,197,742           $ 3,508,656
                                                                                     ==========            ==========

       The Bank had non-performing loans on a non-accrual basis totaling approximately $1,286,331 and $662,529 at December 31, 1993 and 1992. The Bank recognized $40,077, $22,908 and $41,511 in interest income during the years ended December 31, 1993, 1992 and 1991, relating to these loans. Had the loans been performing, approximately $130,828, $67,547 and $100,041 of additional interest income would have been recognized in 1993, 1992 and 1991, respectively. Loans contractually past due 90 days or more, in addition to loans on nonaccrual, were $37,215 and $26,467 at December 31, 1993 and 1992.

Note E - Allowance for Loan Losses -

       Following is a summary of the activity in the allowance for loan losses:

                                                                     1993                 1992                1991
                                                                  -----------          ----------          ----------
       Balance - Beginning of Year                                $   708,207          $  678,242          $  728,375
          Current Provision from
            Income                                                    220,000             140,000              75,000
          Recoveries of Amounts
              Previously Charged-Off                                  106,521             113,629              95,314
          Amounts Charged-Off                                        (200,826)           (223,664)           (220,447)
                                                                    ---------           ---------           ---------
       Balance - End of Year                                      $   833,902          $  708,207          $  678,242
                                                                    =========           =========           =========

       Ratio of Reserve for
          Possible Loan Losses
          to Non-Performing
          Loans at End of Year                                          64.83%             106.89%              57.72%

       Ratio of Reserve for
          Possible Loan Losses
          to Loans Outstanding
          at End of Year                                                 1.29%               1.12%               1.15%

       Ratio of Net Loans Charged
          Off to Average Loans
          Outstanding for the Year                                        .15%                .17%                .24%

Note F - Bank Premises and Equipment -

       Bank premises and equipment costs and the related accumulated depreciation at December 31, 1993 and 1992, are as follows:

                                                                                      ACCUMULATED
                                                               ASSET COST            DEPRECIATION              NET
                                                               ----------            ------------          ----------
       December 31, 1993:
          Land                                                 $  503,115            $    -                $  503,115
          Bank Premises                                         2,357,554             1,145,627             1,211,927
          Furniture and Equipment                               2,491,766             1,717,328               774,438
                                                                ---------             ---------             ---------
                                                               $5,352,435            $2,862,955            $2,489,480
                                                                =========             =========             =========

       December 31, 1992:
          Land                                                 $  503,115            $    -                $  503,115
          Bank Premises                                         2,345,917             1,063,854             1,282,063
          Furniture and Equipment                               2,333,377             1,519,966               813,411
                                                                ---------             ---------             ---------
                                                               $5,182,409            $2,583,820            $2,598,589
                                                                =========             =========             =========

       The provision for depreciation charged to operating expenses was $309,777, $292,243 and $288,972 for the three years ended December 31, 1993,
   1992 and 1991, respectively.

Note G - Deposits -

       Following is a detail of deposits:

                                                                                      1993                   1992
                                                                                  ------------           ------------
       Demand Deposit Accounts                                                   $  9,111,439            $  9,776,774
       NOW and Super NOW Accounts                                                  36,553,267              34,103,220
       Money Market Accounts                                                       13,464,862              14,248,710
       Savings Accounts                                                             7,710,250               8,819,135
       Certificates of Deposit Over $100,000                                       14,855,025              15,520,033
       Other Certificates of Deposit                                               37,647,214              37,929,245
                                                                                  -----------             -----------
                                                                                 $119,342,057            $120,397,117
                                                                                  ===========             ===========

       Interest expense on certificates of deposit over $100,000 for the years ended December 31, 1993, 1992 and 1991, amounted to approximately
   $567,772, $725,141 and $1,129,738, respectively.

       Public fund deposits at December 31, 1993 and 1992, were approximately $20,662,774 and $19,274,111, respectively.

Note H - Stockholders' Equity and Regulatory Matters -

       Dividends are paid by the Company from its assets which are provided primarily by dividends from the Bank. Dividends are payable only out of retained earnings and current earnings of the Company. Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends. Regulatory approval is required to pay dividends in excess of the Bank's earnings in the current year plus retained net profits for the preceding year. As of January 1, 1994, the Bank had retained earnings of $9,692,119 of which $2,756,259 was available for distribution without prior regulatory approval.

       The Bank is also required to maintain minimum amounts of capital to total risk weighted assets, as required by banking regulators. At December 31, 1993, the Bank is required to have minimum Tier 1 and Total Capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at that date were 22.23% and 23.44%, respectively. The Bank's Leverage Ratio at December 31, 1993, was 11.19%.

       Under current regulations, the Bank is limited in the amount it may loan to its Parent. Loans to the Parent may not exceed 10% of the Bank's capital and surplus.

Note I - Employee Benefits -

       In January, 1990, the Board of Directors approved a plan to terminate the Bank's noncontributory defined benefit pension plan effective March 31, 1990. An actuarial determination was made at the date of final approval, and all plan participants were fully vested.

   Distributions were made to retired and terminated employees for their vested benefits. The vested benefits of active employees were rolled over into the Bank's new savings and stock bonus plan, discussed below. The remaining plan assets less administrative expenses were transferred to the Bank as reversion income calculated as follows:

          Total Plan Assets                                                              $ 1,794,524
          Distributions to Retired and
            Terminated Employees                                                            (190,402)
          Administrative Expenses                                                            (48,493)
                                                                                          ----------
          Plan Assets Available for
            Distribution                                                                 $ 1,555,629
          Rollover to Savings and
            Stock Bonus Plan                                                              (1,080,523)
                                                                                          ----------
          Reversion Income                                                               $   475,106
          Excise Tax on Reversion Income                                                      71,266
                                                                                          ----------
              Net Reversion Income                                                       $   403,840
                                                                                          ==========

       The reversion income was received in 1991 and included in other income. The excise tax expense is included in other operating expenses.

       The Bank approved and began a Tax Deferred Defined Contributions Employee Savings and Stock Bonus Plan in 1991 covering all employees who qualify as to age and length of service. Covered employees may voluntarily contribute 1% to 10% of gross pay to the plan's savings account with certain limitations. Matching contributions of 100% of voluntary contributions up to a maximum of 3% of gross pay are made by the Bank to the savings account. In addition, the Bank may make discretionary contributions to the plan's stock bonus account to be invested mainly in the Company's stock. Each participant's share of this contribution will be based on the ratio of their pay to the total pay of all participants. Vesting occurs at 20% per year after one years participation with full vesting after six years. The Bank's contributions to the plan's savings accounts were $50,094 and $43,226 in 1993 and 1992, respectively, and $41,564 and $41,307 to the plan's stock bonus accounts in 1993 and 1992, respectively.

       Effective July 1, 1989 the Board of Directors terminated a Directors' Incentive Plan and approved a non-qualified Directors' Deferred Compensation Plan to be informally funded through corporate owned life insurance. The net cost of the plan charged to earnings was $9,700 in 1993, $160,841 in 1992, and $76,318 in 1991.

       The Financial Accounting Standards Board issued Statement Number
   106 - "Employers' Accounting for Postretirement Benefits Other Than Pensions". The Company adopted this standard during 1993. The effect of this statement on the financial statements of the Company was immaterial.

Note J - Other Operating Expenses -

       An analysis of Other Operating Expenses for the years ended December 31, 1993, 1992 and 1991, is as follows:

                                                                         1993                1992                 1991
                                                                      ----------          ----------           ----------
          Advertising                                                 $   97,904          $  132,745           $   61,228
          Equipment Expense                                              446,198             438,192              445,032
          Federal Deposit Insurance
              Assessment                                                 272,715             260,564              242,323
          Net Expense Deferred
              Compensation Plans                                           9,700             238,537              110,415
          Professional Fees                                              386,803             408,902              369,031
          Stationery, Printing and
              Supplies                                                   124,410             147,952              116,168
          Other                                                          738,844             677,022              787,381
                                                                       ---------           ---------            ---------
                                                                      $2,076,574          $2,303,914           $2,131,578
                                                                       =========           =========            =========

Note K - Federal Income Taxes -

       The total provision for federal income taxes charged against income before taxes amounted to $824,616, $563,245 and $83,872 for the years ended December 31, 1993, 1992 and 1991, respectively. The provisions represent effective tax rates of 29% in 1993, 23% in 1992 and 9% in 1991.

       Following is a reconciliation between income tax expense based on the federal statutory tax rates and income taxes reported in the statements of income.

                                                                         1993                1992                 1991
                                                                      ----------          ----------           ----------
          Income Taxes Based on
              Statutory Rates - 34% in
              1993, 1992 and 1991                                     $  973,165          $  822,151           $  329,664
          Tax Exempt Income                                              (16,775)            (15,876)             (62,110)
          Other - Net                                                    (47,811)             86,031             (258,008)
          Alternative Minimum Tax                                          -                   -                   74,326
          Minimum Tax Credit Utilized                                    (83,963)           (329,061)               -
                                                                       ---------           ---------            ---------
          Provision for Federal Income
              Taxes                                                   $  824,616          $  563,245           $   83,872
                                                                       =========           =========            =========


       Components of Provision for Federal Income Taxes:

          Provision for Current Taxes                                 $  898,616          $  563,245           $   83,872
          Provision for Deferred Taxes                                   (74,000)              -                    -
                                                                       ---------           ---------            ---------
                                                                      $  824,616          $  563,245           $   83,872
                                                                       =========           =========            =========

       Effective January 1, 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes". As explained in Note A, Statement 109 adopts a liability method that requires the recognition of deferred tax assets and liabilities for the expected future consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, Statement 109 generally considers all expected future events other than enactments of changes in tax laws or rates. Previously, the Company used a liability method under FASB Statement No. 96, but that method gave no recognition to future events other than the recovery of assets and settlement of liabilities at their reported amounts. The cumulative effect of the adjustments to adopt Statement 109 was $392,000. This amount is reported as the cumulative effect of a change in accounting principle on the accompanying 1993 Statement of Income.

       A deferred income tax asset of $353,957 is included in other assets at December 31, 1993. There is no deferred income tax asset at December 31, 1992, due to the limitation of recording deferred tax credits in the financial statements under Statement 96.

       The deferred tax provision (benefit) consists of the following timing differences:

                                                              1993                1992                 1991
                                                           ---------           ---------            ---------
   Depreciation Expense for Tax
       Reporting in Excess of Amount
    for Financial Reporting                                $   8,138           $ (17,944)           $ (17,287)

   Provision for Loan Losses for
     Financial Reporting in Excess
    of Amount for Tax Reporting                              (42,736)            (10,188)              40,452

   Other Real Estate Write-offs for
    Financial Reporting in Excess
    of Amount for Tax Reporting                               12,276               2,516                 (834)

   Deferred Compensation for Finan-
    cial Reporting in Excess of
    Tax Reporting                                            (31,353)           (124,747)            (106,594)

   Other                                                     (20,325)             (3,337)               8,793
                                                            --------            --------             --------
                                                           $ (74,000)          $(153,700)           $ (75,470)
  Deferred Tax Benefit not
    Recognized                                                  -                153,700               75,470
                                                            --------            --------             --------

  Provision (Benefit) for
    Deferred Taxes                                         $ (74,000)          $    -               $    -
                                                            ========            ========             ========

       The net deferred tax asset and liability consist of the following components at December 31, 1993 and 1992:


   Depreciation                                             $(134,165)          $(126,027)           $(143,971)

   Provision for Loan Losses                                   61,557              18,821                8,633

   Other Real Estate                                           78,330              90,606               93,122

   Deferred Compensation                                      469,937             438,584              313,837

   Other                                                       (9,659)            (29,984)             (33,321)

   Unrealized Gain on Securities
    Available for Sale                                       (112,043)               -                    -
                                                             --------            --------             --------
      Total Deferred Tax Asset
        (Liability)                                         $ 353,957           $ 392,000            $ 238,300

  Deferred Tax Asset Not Recognized                              -               (392,000)            (238,300)
                                                             --------            --------             --------
         Net Deferred Tax Asset
        (Liability)                                         $ 353,957           $    -               $    -
                                                             ========            ========             ========

       A valuation allowance was established on the deferred tax asset, until in management's opinion the asset would more likely than not be realized. Realization of deferred tax assets is dependent upon sufficient current and future taxable income to allow for the reversal of temporary differences to be available to reduce taxable income.

Note L - Off-Balance-Sheet Instruments -

       The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

       The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

       In the normal course of business the Company has made commitments to extend credit of $11,448,269 at December 31, 1993. This amount includes unfunded loan commitments aggregating $11,294,996 and letters of credit of $153,273.

Note M - Concentrations of Credit -

       All of the Bank's business activities are with customers in the Bank's market area, which consists primarily of Pointe Coupee, East Baton Rouge, and adjacent parishes. The majority of such customers are depositors of the Bank. The concentrations of credit by type of loan are shown in Note D. Most of the Bank's credits are to individuals, farmers, and small businesses secured by real estate. The Bank, as a matter of policy, does not extend credit to any single borrower or group related borrowers in excess of $1,200,000.

Note N - Contingencies -

       In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management and counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note O - Financial Statements - Parent Company Only -

       The financial statements for BNR Bancshares, Inc. (Parent Company) are as follows:




                                BALANCE SHEETS

                          December 31, 1993 and 1992





                                                                               1993                  1992
                                                                           -----------           -----------
Assets:
   Cash                                                                    $   126,979           $    26,459
   Investment in Subsidiary                                                 15,409,613            13,624,751
   Other Assets                                                                  1,700                 -
                                                                            ----------            ----------
              Total Assets                                                 $15,538,292           $13,651,210
                                                                            ==========            ==========


Stockholders' Equity:
   Common Stock                                                            $ 3,375,000           $ 3,375,000
   Surplus                                                                   3,812,500             3,812,500
   Retained Earnings                                                         8,789,547             6,957,965
   Treasury Stock                                                             (438,755)             (494,255)
                                                                            ----------            ----------

              Total Stockholders' Equity                                   $15,538,292           $13,651,210
                                                                            ==========            ==========

                             STATEMENTS OF INCOME

             for the years ended December 31, 1993, 1992 and 1991





                                                                       1993                 1992                1991
                                                                    ----------           ----------          ----------
Income:
   Dividend from Subsidiary                                         $  865,545           $  674,436          $  487,077
   Other Interest Income                                                 1,116                   85                 647
                                                                     ---------            ---------           ---------
                                                                    $  866,661           $  674,521          $  487,724

Expenses:
   Operating Expenses                                               $    6,096           $    8,565          $   16,656
                                                                     ---------            ---------           ---------

Income before Income Taxes and
   Equity in Undistributed Net
   Income of Subsidiary                                             $  860,565           $  665,956          $  471,068


Income Tax Expense (Benefit)                                            (1,700)               -                   -
                                                                     ---------            ---------           ---------

Income before Equity in
   Undistributed Net Income
   of Subsidiary                                                    $  862,265           $  665,956          $  471,068


Equity in Undistributed Net
   Income of Subsidiary                                              1,567,368            1,188,891             414,661
                                                                     ---------            ---------           ---------

       Net Income                                                   $2,429,633           $1,854,847          $  885,729
                                                                     =========            =========           =========

                           STATEMENTS OF CASH FLOWS

             for the years ended December 31, 1993, 1992 and 1991



                                                                   1993                  1992                  1991
                                                                -----------           -----------           -----------
Cash Flows From Operating
   Activities:
       Net Income                                               $ 2,429,633           $ 1,854,847           $   885,729
       Adjustments to Reconcile
          Net Income to Net Cash
          Provided by Operating
         Activities:
              Equity in Undistributed
                Net Income of Sub-
                sidiary                                          (1,567,368)           (1,188,891)             (414,661)
              (Increase) Decrease in
                Other Assets                                         (1,700)                -                     -
                                                                 ----------            ----------            ----------
                  Net Cash Provided
                    by Operating
                    Activities                                  $   860,565           $   665,956           $   471,068

Cash Flows From Financing
  Activities:
     Proceeds from Issuance
       of Treasury Stock                                        $    55,500           $     -               $     -
       Dividends Paid                                              (815,545)             (649,436)             (487,077)
                                                                 ----------            ----------            ----------
                  Net Cash Used
                    in Financing
                    Activities                                  $  (760,045)          $  (649,436)          $  (487,077)
                                                                 ----------            ----------            ----------
Increase (Decrease) in Cash                                     $   100,520           $    16,520           $   (16,009)
Cash - Beginning of Year                                             26,459                 9,939                25,948
                                                                 ----------            ----------            ----------

Cash - End of Year                                              $   126,979           $    26,459           $     9,939
                                                                 ==========            ==========            ==========

Note P - Financial Statements - Wholly-Owned Bank Subsidiary -

       The financial statements for the Bank of New Roads, a wholly-owned subsidiary of BNR Bancshares, Inc., are presented below:



                           CONDENSED BALANCE SHEETS

                          December 31, 1993 and 1992




                                                                        1993                   1992
                                                                    ------------           ------------
Assets:
   Cash and Due from Banks                                          $  3,376,570           $  3,698,079
   Securities                                                         61,602,581             62,569,373
   Loans                                                              63,908,517             62,539,999
   Bank Premises and Equipment                                         2,489,480              2,598,589
   Other Assets                                                        5,339,440              5,029,988
                                                                     -----------            -----------
         Total Assets                                               $136,716,588           $136,436,028
                                                                     ===========            ===========

Liabilities:
   Deposits                                                         $119,469,036           $120,423,576
   Other Liabilities                                                   1,837,939              2,387,701
                                                                     -----------            -----------
         Total Liabilities                                          $121,306,975           $122,811,277

Stockholders' Equity:
   Common Stock                                                     $  1,687,500           $  1,687,500
   Surplus                                                             3,812,500              3,812,500
   Retained Earnings                                                   9,692,119              8,124,751
   Unrealized Gain on Securities
    Available for Sale, Net                                              217,494                 -
                                                                     -----------            -----------
         Total Stockholders' Equity                                 $ 15,409,613           $ 13,624,751
                                                                     -----------            -----------
         Total Liabilities and
            Stockholders' Equity                                    $136,716,588           $136,436,028
                                                                     ===========            ===========

                        CONDENSED STATEMENTS OF INCOME

             for the years ended December 31, 1993, 1992 and 1991



                                                                    1993                  1992                  1991
                                                                -----------           -----------           -----------
Interest Income                                                 $10,131,339           $10,479,065           $11,244,989
Interest Expense                                                  3,350,822             3,987,392             5,995,826
                                                                 ----------            ----------            ----------
   Net Interest Income                                          $ 6,780,517           $ 6,491,673           $ 5,249,163

Provision for Loan Losses                                           220,000               140,000                75,000
                                                                 ----------            ----------            ----------
   Net Interest Income after
       Provision for Loan Losses                                $ 6,560,517           $ 6,351,673           $ 5,174,163

Other Income                                                      1,007,259             1,033,366               618,820

Other Expenses                                                    4,700,547             4,958,467             4,807,373
                                                                 ----------            ----------            ----------

   Income before Income Taxes
     and Cumulative Effect of
       a Change in Accounting
       Principle                                                $ 2,867,229           $ 2,426,572           $   985,610

Applicable Income Tax Expense                                       826,316               563,245                83,872
                                                                 ----------            ----------            ----------

   Income before Cumulative
    Effect of a Change in
       Accounting Principle                                     $ 2,040,913           $ 1,863,327           $   901,738

   Cumulative Effect of the
     Change in the Method of
    Accounting for Income Taxes                                     392,000                -                     -
                                                                 ----------            ----------            ----------

   Net Income                                                   $ 2,432,913           $ 1,863,327           $   901,738
                                                                 ==========            ==========            ==========


                      CONDENSED STATEMENTS OF CASH FLOWS

             for the years ended December 31, 1993, 1992 and 1991


                                                                           1993                    1992                    1991
                                                                       ------------            ------------            ------------
Cash Flows From Operating Activities:
   Net Income                                                          $  2,432,913            $  1,863,327            $    901,738
   Adjustments to Reconcile Net
       Income to Net Cash Provided by
       Operating Activities:
          Cumulative Effect of a Change
           in Accounting Principle                                         (392,000)                 -                       -
          Provision (Credit) for
            Deferred Tax                                                    (74,000)                 -                       -
         Provision for Depreciation                                         309,777                 292,243                 288,972
          Provision for Loan Losses                                         220,000                 140,000                  75,000
          Provision for Other Real Estate                                    14,500                   4,500                  23,500
          Amortization (Accretion) of
              Investments                                                   159,229                 279,150                 (92,909)
          Gain on Sale of Securities                                        (46,665)               (193,524)                590,558
          (Gain) Loss on Sale of Other
              Assets                                                         (9,769)                 12,981                 119,739
          Other                                                              -                        1,339                   9,889
          (Increase) Decrease in Other
        Assets                                                             (556,068)               (421,482)               (387,360)
          Increase (Decrease) in Other
            Liabilities                                                    (549,762)                903,715                 137,169
                                                                        -----------             -----------             -----------
               Net Cash Provided by
                 Operating Activities                                  $  1,508,155            $  2,882,249            $  1,666,296

Cash Flows From Investing Activities:
  Net (Increase) Decrease in Federal
     Funds Sold                                                        $ (2,350,000)           $  2,875,000            $  3,250,000
   Purchase of Securities                                               (18,839,723)            (29,140,068)            (34,981,514)
   Proceeds from Sales and Maturities
     of Securities                                                       22,373,488              27,567,975              35,377,716
   Net (Increase) Decrease in Loans                                      (1,487,757)             (4,762,847)             (6,191,256)
   Purchase of Bank Premises and
     Equipment                                                             (203,868)               (483,480)               (582,773)
   Sale of Other Assets                                                     498,281                 343,100                 765,845
                                                                        -----------             -----------             -----------
               Net Cash Used in Investing
                 Activities                                            $     (9,579)           $ (3,600,320)           $ (2,361,982)

Cash Flows From Financing Activities:
   Net Increase (Decrease) in Demand
       Deposits, NOW Accounts and
       Savings Accounts                                                $     (7,501)           $  4,228,320            $  2,041,402
   Net Increase (Decrease) in
       Certificates of Deposit                                             (947,039)             (3,460,615)               (681,410)
       Cash Dividends                                                      (865,545)               (674,436)               (487,077)
                                                                        -----------             -----------             -----------
               Net Cash Provided by
                 (Used in) Financing
                 Activities                                            $ (1,820,085)           $     93,269            $    872,915
                                                                        -----------             -----------             -----------

                                  (CONTINUED)

                                                                           1993                    1992                    1991
                                                                       ------------            ------------            ------------
Increase (Decrease) in Cash
   and Due from Banks                                                  $   (321,509)           $   (624,802)           $    177,229
Cash and Due from Banks -
   Beginning of Year                                                      3,698,079               4,322,881               4,145,652
                                                                        -----------             -----------             -----------
Cash and Due from Banks -
   End of Year                                                         $  3,376,570            $  3,698,079            $  4,322,881
                                                                        ===========             ===========             ===========
Supplemental Disclosures of
   Cash Flow Information:
       Cash Payments for:
          Interest Paid to
              Depositors                                               $  3,380,576            $  4,176,841            $  6,072,434
                                                                        ===========             ===========             ===========
          Income Tax Payments
              (Refunds)                                                $  1,395,732            $    (36,633)           $    306,392
                                                                        ===========             ===========             ===========
Supplemental Disclosures of
   Cash Flow Information:
       Non Cash Investing
          Activities:
              Increase (Decrease) in
          Other Real Estate
                Acquired in Settle-
                ment of Loans                                          $   (100,761)           $    191,533            $    151,924
                                                                        ===========             ===========             ===========
    Non Cash Financing
         Activities:
            (Increase) Decrease
              in Unrealized Loss
             on Noncurrent
                Marketable Equity
              Securities                                               $     -                 $    252,500            $    225,000
                                                                        ===========             ===========             ===========
              Unrealized Gain on
              Securities Available
           for Sale                                                    $    329,537            $     -                  $    -
                                                                        ===========             ===========              ==========
            Deferred Tax Effect on
             Unrealized Gain on
            Securities Available
             for Sale                                                  $    112,043            $     -                  $    -
                                                                        ===========             ===========              ==========

                     QUARTERLY REPORT OF BNR BANCSHARES,
                      INC. ON FORM 10-Q FOR THE QUARTER
                             ENDED MARCH 31, 1994

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                     -----------------------------------

                                   FORM 10-Q

                  QUARTERLY REPORT UNDER SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                     -----------------------------------


    For Quarter Ended March 31, 1994          Commission File Number:  0-11782


                             BNR BANCSHARES, INC.
            ------------------------------------------------------
            (Exact Name of registrant as specified in its charter)


             Louisiana                                       72-0954582
   -------------------------------                    -----------------------
   (State or other jurisdiction of                       (I.R.S. Employer
    incorporation or organization)                     Identification Number)


           107 East Main Street
           New Roads, Louisiana                                70760
 ----------------------------------------              -----------------------
 (Address of principal executive offices)                    (Zip Code)

  Registrant's telephone number, including area code:  (504) 638-3791

  Securities registered pursuant to Section 12(b) of the Act:    None
  Securities registered pursuant to Section 12(g) of the Act:

                        Common Stock, $10.00 Par Value
                               (Title of Class)


                                     None
  --------------------------------------------------------------------------
  (Former name, former address and former fiscal year, if changed since last report)

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.
                                        Yes  X     No
                                            ---       ---

  State the aggregate market value of the voting stock held by nonaffiliates* of the registrant: $15,094,847 (275,102 Shares @ $54.87 per Share)

  Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

  Common Stock, $10 par value, 326,218 outstanding as of March 31, 1994

  *For purposes of the computation, shares owned by executive officers, directors, and 5% shareholders have been excluded.

                                   I N D E X


PART I - Financial Information

  Financial Statements

    Consolidated Balance Sheet -
      March 31, 1994, December 31, 1993 and March 31, 1993................     3

    Consolidated Statement of Income -
      For the three months ended March 31, 1994 and 1993..................     4

    Consolidated Statement of Changes in Stockholders' Equity -
      For the three months ended March 31, 1994 and 1993..................     5

    Consolidated Statement of Cash Flows -
      For the three months ended March 31, 1994 and 1993..................     6

  Notes to Consolidated Financial Statements..............................  7-11

  Management's Responsibility for Financial Reporting.....................    12

  Management's Discussion and Analysis of Financial Condition and
  Results of Operations................................................... 13-19


PART II - Other Information

  Signatures..............................................................    21

                        PART I - FINANCIAL INFORMATION

BNR BANCSHARES, INC. And Its Wholly Owned Subsidiary, Bank of New Roads

CONSOLIDATED BALANCE SHEET
March 31, 1994, December 31, 1993 and March 31, 1993

                                                                (Unaudited)                                 (Unaudited)

ASSETS                                                         March 31, 1994         Dec. 31, 1993         March 31, 1993
                                                               --------------         -------------         --------------
Cash and Due from Banks....................................... $  4,092,087           $  3,376,570          $  3,484,933
Federal Funds Sold and Securities Purchased under
  Agreement to Resale.........................................    3,850,000              4,750,000             4,375,000
Investment Securities:
  Held to Maturity (Fair Value $26,017,653, $22,759,712, and
    $63,430,886).............................................. $ 25,884,151           $ 21,980,022          $ 61,681,569
  Available for Sale (Fair Value $38,480,377 and $34,872,559).   38,480,377             34,872,559                  -
                                                                -----------            -----------           -----------
                                                               $ 64,364,528           $ 56,852,581          $ 61,681,569

Loans......................................................... $ 64,701,955           $ 65,357,142          $ 65,172,379
  Less:  Unearned Discount....................................     (597,458)              (614,723)             (735,435)
         Allowance for Loan Losses............................     (872,794)              (833,902)             (720,797)
                                                                -----------            -----------           -----------
                                                               $ 63,231,703           $ 63,908,517          $ 63,716,147

Bank Premises and Equipment................................... $  2,416,696           $  2,489,480          $  2,594,803
Other Real Estate.............................................       72,480                133,220               218,433
Accrued Interest Receivable...................................    1,023,531              1,133,619             1,281,017
Other Assets..................................................    3,636,114              4,074,301             3,074,059
                                                                -----------            -----------           -----------

  TOTAL ASSETS                                                 $142,687,139           $136,718,288          $140,425,961
                                                                ===========            ===========           ===========


LIABILITIES

Deposits:
  Non-Interest Bearing Demand Deposits........................ $  9,727,513           $  9,111,439          $  8,323,159
  Interest Bearing Deposits...................................  115,593,291            110,230,618           115,829,236
                                                                -----------            -----------           -----------
                                                               $125,320,804           $119,342,057          $124,152,395

Accrued Interest Payable......................................      269,593                310,009               317,975
Other Liabilities.............................................    1,465,123              1,527,930             1,650,573
                                                                -----------            -----------           -----------

  TOTAL LIABILITIES                                            $127,055,520           $121,179,996          $126,120,943

STOCKHOLDERS' EQUITY

Capital Accounts:
  Common Stock - $10 par value; authorized 5,000,000 shares;
    Issued 337,500 shares..................................... $  3,375,000           $  3,375,000          $  3,375,000
  Surplus.....................................................    3,812,500              3,812,500             3,812,500
  Net Unrealized Gain (Loss) on Securities Available for Sale.      (93,492)               217,494                  -
  Undivided Profits...........................................    8,976,366              8,572,053             7,556,273
  Treasury Stock - 11,282 shares at cost......................     (438,755)              (438,755)             (438,755)
                                                                -----------            -----------           -----------

  TOTAL STOCKHOLDERS' EQUITY.................................. $ 15,631,619           $ 15,538,292          $ 14,305,018
                                                                -----------            -----------           -----------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $142,687,139           $136,718,288          $140,425,961
                                                                ===========            ===========           ===========

BNR BANCSHARES, INC. And Its Wholly Owned Subsidiary, Bank of New Roads

CONSOLIDATED STATEMENT OF INCOME
For the three months ended March 31, 1994 and 1993

                                                                                               (Unaudited)

                                                                                      March 1994          March 1993
                                                                                      ----------          ----------
INTEREST INCOME:
  Interest and Fees on Loans......................................................... $1,497,073          $1,586,304
  Interest on Investment Securities:
    Taxable Interest.................................................................    880,029           1,030,214
    Nontaxable Interest..............................................................     15,976               4,775
                                                                                       ---------           ---------
                                                                                         896,005           1,034,989

  Other Interest Income..............................................................       -                   -
                                                                                       ---------           ---------

     TOTAL INTEREST INCOME........................................................... $2,393,078          $2,621,293

Interest Expense on Deposits.........................................................    804,396             887,449
Interest on Federal Funds Purchased..................................................       -                    237
                                                                                       ---------           ---------
  Net Interest Income................................................................ $1,588,682          $1,733,607
Provision for Loan Losses............................................................     90,000              40,000
                                                                                       ---------           ---------

  Net Interest Income After Provision for Loan Losses................................ $1,498,682          $1,693,607


 OTHER INCOME:
  Service Charges on Deposit Accounts................................................ $  182,347          $  164,479
  Gain (Loss) on Investment Securities - Net.........................................    107,951              29,502
  Other Operating Income.............................................................     82,434              85,060
                                                                                       ---------           ---------

     TOTAL OTHER INCOME.............................................................. $  372,732          $  279,041
                                                                                       ---------           ---------

       Income before Other Expenses.................................................. $1,871,414          $1,972,648


OTHER EXPENSES:
  Salaries and Employee Benefits..................................................... $  589,326          $  531,987
  Occupancy Expense..................................................................    211,033             209,910
  Net Other Real Estate Expense......................................................        354               3,596
  Other Operating Expenses...........................................................    503,864             450,531
                                                                                       ---------           ---------


     TOTAL OTHER EXPENSES............................................................ $1,304,577          $1,196,024
                                                                                       ---------           ---------

     Income before Income Taxes...................................................... $  566,837          $  776,624
Applicable Income Taxes..............................................................    162,524             178,316
                                                                                       ---------           ---------

     NET INCOME...................................................................... $  404,313          $  598,308
                                                                                       =========           =========

Earnings Per Share:

  NET INCOME                                                                          $     1.24          $     1.84
                                                                                       =========           =========
  Cash Dividend Per Share:                                                            $      -            $      -
                                                                                       =========           =========

BNR BANCSHARES, INC. And Its Wholly Owned Subsidiary, Bank of New Roads

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the three months ended March 31, 1994 and 1993

                                                                                      (Unaudited)         (Unaudited)

COMMON STOCK:                                                                          March 1994          March 1993
                                                                                       ----------          ----------
  Balance - Beginning and End of Period                                                $3,375,000          $3,375,000
                                                                                        =========           =========


SURPLUS:

  Balance - Beginning and End of Period                                                $3,812,500          $3,812,500
                                                                                        =========           =========


NET UNREALIZED GAIN (LOSS) ON SECURITIES AVAILABLE FOR SALE:

  Balance - Beginning of Period                                                        $  217,494          $     -
   Charge for Market Gains (Losses)                                                      (310,986)               -
                                                                                        ---------           ---------

  Balance - End of Period                                                              $ ( 93,492)         $     -
                                                                                        =========           =========


RETAINED EARNINGS:

  Balance - Beginning of Period                                                        $8,572,053          $6,957,965
    Net Income                                                                            404,313             598,308
                                                                                        ---------           ---------

  Balance - End of Period                                                              $8,976,366          $7,556,273
                                                                                        =========           =========


TREASURY STOCK:

  Balance - Beginning of Period                                                        $ (438,755)         $ (494,255)

    Issuance of 1,500 shares at $37.00 per share                                             -                 55,500
                                                                                        ---------           ---------

  Balance - End of Period                                                              $ (438,755)         $ (438,755)
                                                                                        =========           =========

BNR BANCSHARES, INC. And Its Wholly Owned Subsidiary, Bank of New Roads

CONSOLIDATED STATEMENT OF CASH FLOWS


For the three months ended March 31, 1994 and 1993                                     (Unaudited)         (Unaudited)
                                                                                        March 1994          March 1993
                                                                                        ----------          ----------
Cash Flows From Operating Activities:
  Net Income                                                                          $    404,313        $    598,308
    Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
      Provision for Depreciation and Amortization....................................       76,187              73,509
      Provision for Loan Losses......................................................       90,000              40,000
      Provision for Losses on Other Real Estate......................................         -                 14,500
      Amortization (Accretion) of Investment Securities Premium (Discounts)..........      (16,189)             57,352
      (Gain) Loss on Sale of Investment Securities...................................     (107,951)            (29,502)
      (Gain) Loss on Sale of Bank Premises and Equipment.............................         -                 (3,337)
      (Gain) Loss on Sale of Other Real Estate.......................................        4,561              (6,737)
      (Increase) Decrease in Interest Receivable.....................................      110,088              23,345
      (Increase) Decrease in Other Assets............................................      598,438             (82,226)
      Increase (Decrease) in Interest Payable........................................      (40,416)            (21,788)
      Increase (Decrease) in Other Liabilities.......................................      (62,852)           (397,365)
                                                                                        ----------          ----------

           Net Cash Provided by Operating Activities................................. $  1,056,179        $    266,059

Cash Flows from Investing Activities:
  Net (Increase) Decrease in Federal Funds Sold...................................... $    900,000        $ (1,975,000)
  Purchase of Investment Securities..................................................  (14,909,872)         (8,418,073)
  Proceeds from Sales of Investment Securities.......................................    4,050,873           2,843,027
  Proceeds from Maturities of Investment Securities..................................    3,000,000           4,035,000
  Net (Increase) Decrease in Loans...................................................      580,844          (1,216,147)
  Purchase of Bank Premises and Equipment............................................       (3,403)            (72,099)
  Proceeds from Sale of Bank Premises and Equipment..................................         -                  5,713
  Proceeds from Sale of Other Real Estate............................................       62,149             507,596
                                                                                        ----------          ----------

           Net Cash Provided by (Used in) Investing Activities....................... $ (6,319,409)       $ (4,289,983)

Cash Flows from Financing Activities:
  Net Increase (Decrease) in Demand Deposits, NOW Accounts and Savings Accounts...... $  6,686,159        $  3,636,097
  Net Increase (Decrease) in Certificates of Deposit.................................     (707,412)            119,181
  Issuance of Treasury Stock.........................................................         -                 55,500
                                                                                        ----------          ----------

           Net Cash Provided by (Used In) Financing Activities....................... $  5,978,747        $  3,810,778
                                                                                        ----------          ----------

Increase (Decrease) in Cash and Due from Banks....................................... $    715,517        $   (213,146)
Cash and Due from Banks - Beginning of Quarter.......................................    3,376,570           3,698,079
                                                                                        ----------          ----------
Cash and Due from Banks - End of Quarter............................................. $  4,092,087        $  3,484,933
                                                                                        ==========          ==========

Supplemental Disclosure of Cash Flow Information:
  Cash Payments for:
    Interest Paid to Depositors...................................................... $    804,396        $    887,449

    Income Tax Payments (Refunds).................................................... $       -           $       -

Supplemental Disclosure of Cash Flow Information:
  Non Cash Investing Activities:
    Increase (Decrease) in Other Real Estate Acquired in Settlement of Loans......... $    (21,679)       $   (141,528)
                                                                                       ===========         ===========
    Unrealized Gain (Loss) on Securities Available for Sale.......................... $   (471,192)       $       -
                                                                                       ===========         ===========
    Deferred Tax Effect on Unrealized Gain (Loss) on Securities Available for Sale... $   (160,206)       $       -
                                                                                       ===========         ===========

BNR BANCSHARES, INC. And Its Wholly Owned Subsidiary, BANK OF NEW ROADS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 1994 and March 31, 1993 (Unaudited)

ACCOUNTING POLICIES
     The accounting principles followed by BNR Bancshares, Inc. and its wholly-owned subsidiary, Bank of New Roads, are those which are generally practiced within the banking industry. The methods of applying those principles conform with generally accepted accounting principles and have been applied on a consistent basis. The principles which significantly affect the determination of financial position, results of operations, changes in stockholders' equity and cash flows are summarized below.

PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of BNR Bancshares, Inc. (the Company), and its wholly-owned subsidiary, Bank of New Roads (the Bank). All material intercompany accounts and transactions have been eliminated. Certain reclassifications to previously published financial statements have been made to comply with current reporting requirements.

INVESTMENT SECURITIES
     Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by various methods approximating the interest method over their contractual lives. Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The Bank does not engage in trading activities.

LOANS
     Loans are stated at principal amounts outstanding, less unearned income and allowance for loan losses. Interest on commercial loans is accrued daily, based on the principal outstanding. Interest on installment loans is recognized and included in interest income using the sum-of-the-digits method, which does not differ materially from the interest method.
     The Bank discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest. When a loan is placed on non-accrual status, previously recognized but uncollected interest is reversed to income or charged to the allowance for loan losses. If the underlying collateral value is sufficient to cover the principal balance and accrued interest, the Bank may decide to continue the accrual of interest.

ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses is an amount which in management's judgment is adequate to absorb potential losses in the loan portfolio. The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process; expectations of future economic conditions and their impact on particular borrowers; and other judgmental factors.
     The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred. All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collectibility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

BANK PREMISES AND EQUIPMENT
     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided at rates based upon estimated useful service lives using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.
     The costs of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal and the resulting gains or losses are included in current operations.
     Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

OTHER REAL ESTATE
     Other Real Estate is comprised of properties acquired through foreclosure. The carrying value of these properties is the lower of cost or fair market value. Loan losses arising from the acquisition of these properties are charged against the allowance for loan losses.
     Any subsequent market reductions required are charged to other real estate expense. Revenues and expenses associated with maintaining or disposing of foreclosed properties are recorded during the period in which they are incurred.

INCOME TAXES
     The provision for income taxes is based on income as reported in the financial statements after interest income from state and municipal securities is excluded. Also certain items of income and expenses are recognized in different time periods for financial statement purposes than for income tax purposes. Thus provisions for deferred taxes are recorded in recognition of such timing differences.
         Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
     The Company and its subsidiary file a consolidated federal income tax return. In addition, state income tax returns are filed individually by company in accordance with state statutes.

EARNINGS PER COMMON SHARE
     The computation of earnings per share and other per share amounts of common stock is based on the weighted average number of shares of common stock outstanding during each year, which is 326,218 in 1994, 326,093 in 1993 and 324,518 in 1992.

STATEMENTS OF CASH FLOWS
     For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing).

CURRENT ACCOUNTING DEVELOPMENTS
         In December, 1991, the Financial Accounting Standards Board issued Statement No. 107, "Disclosures about Fair Value of Financial Instruments." This statement requires disclosure of the fair value of financial instruments, both assets and liabilities, whether or not such instruments are recognized in the Balance Sheet. As it relates to the Company, financial instruments include primarily cash equivalents, securities, loans, and deposits. SFAS No. 107 must be adopted by the Company no later than July 1, 1995.
         The Financial Accounting Standards Board has issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan", which becomes effective for years beginning after December 15, 1994. Earlier application is permitted.
The Statement generally requires impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate.

PROPOSED MERGER
         On March 16, 1994, the Company entered into a nonbinding letter of intent and a memorandum of understanding with First Alabama Bancshares, Inc. ("First Alabama"), a bank holding company with its principal office in Birmingham, Alabama, pursuant to which the Company will merge with and into First Alabama and the Bank will become a wholly owned subsidiary of First Alabama. A definitive merger agreement with respect to the transaction was executed on April 21, 1994. The proposed merger is subject to various conditions, including approval by the shareholders of the Company and by certain regulatory agencies. The agreement contemplates that the shareholders of the Company will receive shares of First Alabama common stock valued at $26,000,000.00, subject to adjustment under certain circumstances. If the merger is consummated, the Bank is expected to continue to be operated by current management of the Bank as a first tier subsidiary of First Alabama until combined with other banking subsidiaries of First Alabama operating in Louisiana. Shareholders of First Alabama approved the changing of its name to Regions Financial Corporation, effective May 2, 1994.

              MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

     The management of the Company and the Bank is responsible for the preparation of the financial statements, related financial data and other information in this quarterly report. The financial statements are prepared in accordance with generally accepted accounting principles and include some amounts that are necessarily based on management's informed estimates and judgments, with consideration given to materiality. All financial information contained in this quarterly report is consistent with that in the financial statements.
     Management fulfills its responsibility for the integrity, objectivity, consistency and fair presentation of the financial statement and financial information through an accounting system and related internal accounting controls that are designed to provide reasonable assurance that assets are safeguarded and that transactions are authorized and recorded in accordance with established policies and procedures. The concept of reasonable assurance is based on the recognition that the cost of a system of internal accounting controls should not exceed the related benefits. As an integral part of the system of internal accounting controls, the Company and the Bank have a professional staff, including an internal auditor, who monitors compliance with and assess the effectiveness of the system of internal accounting controls and coordinate audit coverage with the independent public accountants.
     The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with management, and the independent public accountants to review matters relating to financial reporting, internal accounting control and the nature, extent and results of the audit effort. The internal auditor and the independent public accountants have direct access to the Audit Committee with or without management present.
     The financial statements as of December 31, 1993 were examined by Hannis
T. Bourgeois & Co., independent public accountants, who rendered an independent professional opinion on the financial statements prepared by management. The financial statements as of March 31, 1994 have not been reviewed by Hannis T. Bourgeois & Co.

BANCSHARES, INC. And Its Wholly Owned Subsidiary, BANK OF NEW ROADS

MANAGEMENT'S DISCUSSION AND ANALYSIS
     The following discussion and analysis is intended to highlight the significant factors affecting the Company's Consolidated Balance Sheets and Statements of Income presented in this Report. This discussion is designed to give readers a more comprehensive review of the operating results and financial position than would be obtained from an examination of the financial statements alone. This commentary should be used in conjunction with the consolidated financial statements and the accompanying notes.

NET INTEREST INCOME
     The primary source of earnings for the Company is net interest income, which is the difference between interest and fees generated from interest-earning assets and the interest costs associated with interest-bearing liabilities. For analytical purposes, net interest income is presented on a tax equivalent basis. Certain earning assets are exempt from income taxes, therefore a tax equivalent adjustment is included so that interest-earning tax exempt assets will be comparable with other earning assets. The primary factors that affect net interest income are the changes in volume and mix of earning assets and interest-bearing liabilities, along with changes in market interest rates. Interest rates are trending upward in 1994, after significant decreases in 1993 and 1992.
     Total interest income for the three months ended March 1994 was $2.4 million as compared to $2.6 million for 1993. The Company's total earning assets as of March 1994 increased $1.8 million as compared to the same period in 1993. The increase in earning assets was offset by declining interest rates to account for this change. Total interest expense in the first quarter of 1994 was $83,290 less than the same period of 1993. Average interest-bearing liabilities declined slightly in 1994 as did interest rates to account for this reduction in interest expense.
     Net interest income for the three months ended March 31, 1994 was $1.6 million, a $145,000 decrease compared to the first quarter of 1993. The net interest margin (net interest income divided by average interest-earning assets) for 1994 was 4.91% compared to

5.38% for the same period 1993. The decrease in the margin in the current quarter as compared to the corresponding quarter of 1993 was the result of lower interest rates in general and more particularly on the reinvestment rates on securities maturing.

EARNING ASSETS
     Earning assets were $132.3 million at March 31, 1994, an increase of $1.8 million, or 1.4% compared to the March 31, 1993 balance of $130.5 million. At March 31, 1994, net loans totaled $63.2 million, a $.5 million decrease from the balance reported in 1993. The decrease in loans was due to reduced agricultural loan demand primarily in the Pointe Coupee Parish market.

     Investment securities totaled $64.4 million at March 31, 1994, representing an increase of $2.7 million, or 4.2% when compared to March 31, 1993. The increase in the investment securities resulted from an increase in the Company's deposit base and a decrease in loans. The Company has increased its holdings of U. S. Treasury and U. S. Government Agency securities and reduced its emphasis on mortgage backed securities. This action was taken to increase liquidity and improve the quality of its portfolio.
   The Company's total investment portfolio had an unrealized loss of $8,153 or .01%, as of March 31, 1994 and an unrealized gain of $1,749,317 or 2.84% as of March 31, 1993. These figures represent a point in time and can change depending on current market rates.

INTEREST-BEARING LIABILITIES
     Interest-bearing liabilities for the period ending March 31, 1994 totaled $115.6 million, a decrease of $.2 million, or .17% compared to 1993. The majority of the decline came in the public funds sector.

ALLOWANCE AND PROVISION FOR LOAN LOSSES
     An adequate level of the allowance for loan losses (reserve) is determined by reviewing the quality of the loan portfolio, actual loan loss experience and the current and anticipated economic conditions and their effect on the market served by the Company. The provision for possible loan losses is the amount charged to earnings in order to maintain an adequate level of allowance. Other significant factors considered in determining the levels of the provision and the reserve are the growth or decline in the loan portfolio, the composition of the portfolio, differing risks associated with each type of loans, the current and prospective financial condition of borrowers, and the level of past due and nonperforming loans. Management reviews the loan portfolio to identify potential losses and to determine that the level of reserve adequately reflects the potential loss exposure. Loans identified as problem credits are reviewed more frequently to determine potential changes in the reserve. Since actual losses may vary from current assessments, any necessary adjustments to the reserve are recorded in the periods in which they become known.
     The Reserve totaled $872,794 at March 31, 1994 as compared to $720,797 for the same period in 1993. The increase in the reserve for the period reflects management's continued evaluation of the potential risk and the growth in the loan portfolio. Management believes that the reserve is adequate to cover possible losses in the loan portfolio. The reserve as a percentage of loans was 1.36% at March 31, 1994 and 1.12% in 1993.
     The Company's net charge offs for the first quarter periods were $51,108 and $27,410 for 1994 and 1993, respectively. The provision for loan losses was $90,000 and $40,000 for the quarter ended March 31, 1994 and 1993, respectively. The amount of contributions to the provision reflects management's current evaluation of the reserve adequacy to cover potential loss exposure.

                                                          Three Months Ended March 31
                                                            1994              1993
                                                         ----------        ----------
Balances at Beginning of Period                          $  833,902        $  708,207
Additions Charged to Operating Expense                       90,000            40,000
Recoveries on Loans and Leases Previously Charged Off        44,785            39,809
Less Loans and Leases Charged Off                           (95,893)          (67,219)
                                                          ---------         ---------
Balances at End of Period                                $  872,794        $  720,797
                                                          =========         =========
Reserve as a Percent of Loans                                  1.36%             1.12%
                                                               ====              ====

NONPERFORMING LOANS
     Non-performing loans consist of loans placed on non-accrual of interest status and renegotiated loans that are not on non-accrual. It is the policy of the Bank to automatically place loans on non-accrual of interest status when the loan becomes past due as to principal or interest payments for 90 days. Student loans, which are government guaranteed, are not placed on non-accrual status. When a loan is placed on non-accrual status, interest accrued but not collected is usually reversed against interest income. Payments received on non-accrual loans are generally applied to principal first. Loans are not reclassified as accruing until interest and principal payments are brought current and future payments are reasonably assured.
     The following table presents information on the amount of non-performing loans at March 31, 1994 and 1993:

                                                            1994              1993
                                                         ----------        ----------
Loans accounted for on a non-accrual basis               $1,273,362        $1,157,329

Loans contractually past due ninety days or more
  as to principal or interest                                 8,749            65,977

Loans whose terms have been renegotiated to provide
  a reduction or deferral of interest or principal
  due to a deterioration in the financial position
  of the borrower                                           114,415           117,424

Loans now current where there are serious doubts as
  to the ability of the borrower to comply with
  present loan repayment terms                                 -                 -
                                                          ---------         ---------
                                                         $1,396,526        $1,340,730
                                                          =========         =========


     The Bank recognized $13,321 and $52,377 in interest income during the periods ended March 31, 1994 and 1993, relating to the above non-accrual loans. Had these loans been performing, approximately $47,144 and $28,563 of additional interest income would have been recognized in the first quarter of 1994 and 1993, respectively.

OTHER INCOME
     Other Income for the three months ended March 1994 was $372,732 compared to $279,041 for the same period of 1993, a $93,691 increase. The majority of the increase was the result of gains on sales of securities.

OPERATING EXPENSE
     Other expenses for the three months ended March 1994 increased $108,553 compared to 1993. Salaries and benefit costs increased $57,339 in the first three months of 1994. The primary factor was the Company's election to pay cash bonuses to all employees in March, 1994.
     Total Other Operating Expenses increased $53,333 in 1994 as compared to 1993. This increase was primarily due to a $91,100 increase in professional fees as a result of expenses incurred concerning a possible acquisition of the Company. This was partially offset by a $51,000 decline in the cost of the deferred compensation program for directors. This plan was changed in June of 1993 from a defined benefit plan to a defined contribution plan.

NET INCOME
     Income before taxes decreased $209,787 for the first three months of 1994, as compared to 1993. The increase was due to the items discussed above. The total provision for federal income taxes charged against income amounted to $162,524 and $178,316 for the periods ended March 31, 1994 and 1993, respectively. The provision represents effective tax rates of 29.0% in 1994 and 23.0% in 1993. The Company's minimum tax credit carryforward was exhausted in 1993. Net income of $404,313 in 1994 represents a return on total assets of 1.16%, compared with a return of 1.72% in 1993.

ASSET/LIABILITY MANAGEMENT
     Optimizing net interest income is the goal of asset and liability management. Management must limit interest rate risk in the balance sheet to reduce the impact of sudden changes in market interest rates. Management utilizes asset liability modeling in order to project the effect of interest rate changes on net interest income and liquidity under current and expected economic conditions.
     Proper asset and liability management helps to maintain an appropriate balance between interest sensitive assets and liabilities while assuring adequate liquidity. The asset/liability management plan attempts to minimize interest rate risk by matching rate sensitive assets and liabilities. However, interest rate risk cannot be eliminated, since asset yields and rates on liabilities may change by different amounts at the same time. The Company's interest sensitivity measurements for several time intervals at March 31, 1994 are shown below. These figures represent a point in time and are not necessarily indicative of the position on other dates.

                                1-90 Days            1-180 Days         1-365 Days
                                ---------            ----------         ----------
Cumulative Gap as a % of
  Earning Assets                (13.38%)              (14.51%)            (1.84%)


     Meeting customer need for loans and deposit withdrawals at the most economical cost is the purpose of liquidity management. Sources of liquidity on the asset side of the balance sheet consist of cash, near-cash items including deposits with other banks maturing within one year or less, federal funds sold, and short term securities maturing within one year or less. Mortgage-backed securities make up a large portion of the investment securities and their pool maturities are generally greater than 10 years. However, these securities provide monthly cash flows and a greater return than that available in other short term securities. These securities assist in maximizing the earnings from excess funds while at the same time maintaining a strong liquidity position. It is the belief of management that these securities will have no adverse effect on the Company's liquidity position.
     The Company's core deposits are its most important and stable source of funds. Average core deposits totaled $109.4 million and $108.2 million for March 31, 1994 and 1993 respectively.
     Average time deposits over $100,000 were $14.7 million at March 31, 1994, a 5.77% decrease from March 31, 1993.
     A secondary source of short-term liquidity for the Company is short-term borrowings. Federal funds lines of credit are established with several of the Company's correspondent banks. These lines can be used to meet short term liquidity needs.
     It is the belief of management that liquidity is adequate to meet all of the funding needs of the Company's customers.

INTEREST RATE SENSITIVITY (DOLLARS IN THOUSANDS)
     The following table presents the interest sensitivity of the Company at March 31, 1994. It should be noted that this table presents the Company's overall position for a single day, which may not be indicative of its position in the future.

                                           1-90    91-180   181-365     Over
                              Floating     Days     Days     Days      1 Year      Total
                              --------     ----     ----     ----      ------      -----
Rate Sensitive Assets:
  Investment Securities*      $      0  $ 13,596  $  6,494  $  8,852   $35,562   $ 64,504
  Short Term Investments         3,850         0         0         0         0      3,850
  Loans**                       14,504     6,634     6,915    13,586    21,192     62,831
                                ------   -------   -------   -------    ------     ------
  Total                       $ 18,354  $ 20,230  $ 13,409  $ 22,438   $56,754   $131,185
                               =======   =======   =======   =======    ======    =======


Rate Sensitive Liabilities:
  Money Market Deposits***    $ 15,064  $      0  $      0  $      0   $     0   $ 15,064
  Time Deposits and Savings***       0    21,259    14,894     5,813    17,994     59,960
  Other Deposits***             19,816         0         0         0    20,753     40,569
                               -------   -------   -------   -------    ------    -------
  Total                       $ 34,880  $ 21,259  $ 14,894  $  5,813   $38,747   $115,593
                               =======   =======   =======   =======    ======    =======

Gap                           $(16,526) $ (1,029) $ (1,485) $ 16,625   $18,007   $ 15,592

Cumulative Gap                $(16,526) $(17,555) $(19,040) $ (2,415)  $15,592

Cumulative Rate Sensitive
  Assets to Rate Sensitive
  Liabilities                   0.53:1    0.69:1    0.73:1    0.97:1    1.13:1


*Include estimated mortgage-backed securities prepayments based upon the previous months actual principal repayments. Using prepayments assumptions, the estimated average remaining life of the mortgage-backed securities portfolio at March 31, 1994 was between six and seven years.

**Non accrual loans are excluded.

***The Company's experience has indicated that the repricing of retail NOW and savings accounts in response to changes in general market rates does not result in rate changes of the same magnitude. In addition, these deposit categories have historically been very stable sources of funds for the Company, which would indicate a much longer implicit maturity than their contractual maturity. Consequently, retail NOW and savings accounts are included in the "over 1 year" category.

                          PART II - OTHER INFORMATION

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto authorized.



                                                   BNR BANCSHARES, INC.
                                         -------------------------------------


                                                   /s/ Frank J. Greely, Jr.
                                         -------------------------------------
                                                   Frank J. Greely, Jr.
                                                   President and
                                                   Chief Executive Officer


                                                   Signed as Authorized Officer
                                                   of Registrant


                                                   /s/ Daniel J. Dietrick
                                         -------------------------------------
                                                   Daniel J. Dietrick
                                                   Treasurer


                                                   Signed as Chief Financial
                                                   Officer of Registrant


Date  May 13, 1994
    ----------------------------

                       CURRENT REPORT OF BNR BANCSHARES
                            INC. ON FORM 8-K DATED
                            AS OF MARCH 16, 1994.

                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  March 16, 1994



                             BNR BANCSHARES, INC.
 --------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)



   Louisiana                                                  72-0954582
 --------------               ---------------------        ----------------
 (State or other                   (Commission               (IRS Employer
 jurisdiction of                   File Number)            Identification No.)
  incorporation)



107 East Main Street, New Roads, Louisiana                       70760
- ------------------------------------------                     -----------
 (Address of principal executive offices)                       (Zip Code)



     Registrant's telephone number, including area code:  (504) 638-3791

ITEM 5.     OTHER EVENTS.

            On March 16, 1994, BNR Bancshares, Inc. ("BNR") and First
Alabama Bancshares, Inc. ("First Alabama") entered into a nonbinding letter of intent (the "Letter") with respect to the proposed merger of BNR into First Alabama. For information regarding the Letter and the proposed merger, please refer to the copies of the Letter and the related press release filed as exhibits hereto and hereby incorporated by reference herein.


ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

      (C)   EXHIBITS.

            The Exhibits listed in the Exhibit Index are filed as part of this Current Report on Form 8-K.

                                  SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                BNR BANCSHARES, INC.
                                (Registrant)


                                By:  /s/ Frank J. Greely, Jr.
                                     ------------------------
                                         Frank J. Greely, Jr.
                                         President and Chief Executive Officer


Date:  April 6, 1994

                                  EXHIBIT LIST



                                                                                                                       SEQUENTIAL
EXHIBIT                                                                                                                 PAGE NO.
- -------                                                                                                                ----------
 99(a)           Letter of Intent, dated as of March 16, 1994, between BNR Bancshares, Inc. ("BNR") and First
                 Alabama Bancshares, Inc. ("First Alabama").

 99(b)           Joint Press release dated March 16, 1994, of BNR and First
                 Alabama.





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